UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2018
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
 For the transition period from            to
Cheniere Energy Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-33366	20-5913059
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street, Suite 1900 Houston, Texas		77002
(Address of principal executive offices)		(Zip code)
(713) 375-5000
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒   No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes ☐    No ☒
As of August 3, 2018, the registrant had 348,620,792 common units and 135,383,831 subordinated units outstanding.

CHENIERE ENERGY PARTNERS, L.P.
TABLE OF CONTENTS

i

DEFINITIONS
As used in this quarterly report, the terms listed below have the following meanings:

Common Industry and Other Terms

Bcf	billion cubic feet
Bcf/d	billion cubic feet per day
Bcf/yr	billion cubic feet per year
Bcfe	billion cubic feet equivalent
DOE	U.S. Department of Energy
EPC	engineering, procurement and construction
FERC	Federal Energy Regulatory Commission
FTA countries	countries with which the United States has a free trade agreement providing for national treatment for trade in natural gas
GAAP	generally accepted accounting principles in the United States
Henry Hub
the final settlement price (in USD per MMBtu) for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for the month in which a relevant cargo’s delivery window is scheduled to begin

LIBOR	London Interbank Offered Rate
LNG	liquefied natural gas, a product of natural gas that, through a refrigeration process, has been cooled to a liquid state, which occupies a volume that is approximately 1/600th of its gaseous state
MMBtu	million British thermal units, an energy unit
mtpa	million tonnes per annum
non-FTA countries	countries with which the United States does not have a free trade agreement providing for national treatment for trade in natural gas and with which trade is permitted
SEC	U.S. Securities and Exchange Commission
SPA	LNG sale and purchase agreement
TBtu	trillion British thermal units, an energy unit
Train	an industrial facility comprised of a series of refrigerant compressor loops used to cool natural gas into LNG
TUA	terminal use agreement

Abbreviated Legal Entity Structure

The following diagram depicts our abbreviated legal entity structure as of June 30, 2018, including our ownership of certain subsidiaries, and the references to these entities used in this quarterly report:
Unless the context requires otherwise, references to “Cheniere Partners,” “the Partnership,” “we,” “us” and “our” refer to Cheniere Energy Partners, L.P. and its consolidated subsidiaries, including SPLNG, SPL and CTPL.

References to “Blackstone Group” refer to The Blackstone Group, L.P. References to “Blackstone CQP Holdco” refer to Blackstone CQP Holdco LP. References to “Blackstone” refer to Blackstone Group and Blackstone CQP Holdco.

PART I.	FINANCIAL INFORMATION

ITEM 1.	CONSOLIDATED FINANCIAL STATEMENTS
CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except unit data)

	June 30,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$—	$—
Restricted cash	1,521	1,589
Accounts and other receivables	241	191
Accounts receivable—affiliate	19	163
Advances to affiliate	139	36
Inventory	87	95
Other current assets	54	65
Other current assets—affiliate	1	—
Total current assets	2,062	2,139

Property, plant and equipment, net	15,207	15,139
Debt issuance costs, net	18	38
Non-current derivative assets	31	31
Other non-current assets, net	224	206
Total assets	$17,542	$17,553

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$14	$12
Accrued liabilities	572	637
Due to affiliates	39	68
Deferred revenue	98	111
Deferred revenue—affiliate	—	1
Derivative liabilities	7	—
Total current liabilities	730	829

Long-term debt, net	16,046	16,046
Non-current deferred revenue	—	1
Non-current derivative liabilities	7	3
Other non-current liabilities	8	10
Other non-current liabilities—affiliate	23	25

Partners’ equity
Common unitholders’ interest (348.6 million units issued and outstanding at June 30, 2018 and December 31, 2017)	1,739	1,670
Subordinated unitholders’ interest (135.4 million units issued and outstanding at June 30, 2018 and December 31, 2017)	(1,016)	(1,043)
General partner’s interest (2% interest with 9.9 million units issued and outstanding at June 30, 2018 and December 31, 2017)	5	12
Total partners’ equity	728	639
Total liabilities and partners’ equity	$17,542	$17,553

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
LNG revenues	$1,155	$503	$2,170	$995
LNG revenues—affiliate	178	422	681	753
Regasification revenues	65	65	130	130
Other revenues	9	2	19	4
Other revenues—affiliate	—	—	—	1
Total revenues	1,407	992	3,000	1,883

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	698	577	1,535	1,090
Operating and maintenance expense	98	82	193	132
Operating and maintenance expense—affiliate	30	21	56	39
Development expense	1	1	1	1
General and administrative expense	2	2	6	5
General and administrative expense—affiliate	17	23	35	45
Depreciation and amortization expense	106	86	211	152
Total operating costs and expenses	952	792	2,037	1,464

Income from operations	455	200	963	419

Other income (expense)
Interest expense, net of capitalized interest	(184)	(154)	(369)	(284)
Loss on modification or extinguishment of debt	—	—	—	(42)
Derivative gain (loss), net	3	(3)	11	(3)
Other income	7	3	11	3
Total other expense	(174)	(154)	(347)	(326)

Net income	$281	$46	$616	$93

Basic and diluted net income (loss) per common unit	$0.55	$(3.71)	$1.22	$(4.50)

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	348.6	57.1	348.6	57.1

The accompanying notes are an integral part of these consolidated financial statements.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF PARTNERS’ EQUITY
(in millions)
(unaudited)

	Common Unitholders’ Interest		Subordinated Unitholder’s Interest		General Partner’s Interest		Total Partners’ Equity
	Units	Amount	Units	Amount	Units	Amount
Balance at December 31, 2017	348.6	$1,670	135.4	$(1,043)	9.9	$12	$639
Net income	—	435	—	169	—	12	616
Distributions	—	(366)	—	(142)	—	(19)	(527)
Balance at June 30, 2018	348.6	$1,739	135.4	$(1,016)	9.9	$5	$728

The accompanying notes are an integral part of these consolidated financial statements.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net income	$616	$93
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	211	152
Amortization of debt issuance costs, deferred commitment fees, premium and discount	16	19
Loss on modification or extinguishment of debt	—	42
Total losses on derivatives, net	41	43
Net cash used for settlement of derivative instruments	(3)	(16)
Other	3	—
Changes in operating assets and liabilities:
Accounts and other receivables	(50)	(47)
Accounts receivable—affiliate	142	59
Advances to affiliate	(70)	(19)
Inventory	8	12
Accounts payable and accrued liabilities	(59)	68
Due to affiliates	(15)	(57)
Deferred revenue	(14)	(10)
Other, net	(19)	(13)
Other, net—affiliate	(2)	(2)
Net cash provided by operating activities	805	324

Cash flows from investing activities
Property, plant and equipment, net	(345)	(898)
Net cash used in investing activities	(345)	(898)

Cash flows from financing activities
Proceeds from issuances of debt	—	2,314
Repayments of debt	—	(703)
Debt issuance and deferred financing costs	(1)	(29)
Distributions to owners	(527)	(50)
Net cash provided by (used in) financing activities	(528)	1,532

Net increase (decrease) in cash, cash equivalents and restricted cash	(68)	958
Cash, cash equivalents and restricted cash—beginning of period	1,589	605
Cash, cash equivalents and restricted cash—end of period	$1,521	$1,563

Balances per Consolidated Balance Sheet:

June 30,
2018
Cash and cash equivalents	$—
Restricted cash	1,521
Total cash, cash equivalents and restricted cash	$1,521

The accompanying notes are an integral part of these consolidated financial statements.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE 1—NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Through SPL, we are developing, constructing and operating natural gas liquefaction facilities (the “Liquefaction Project”) at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. We plan to construct up to six Trains, which are in various stages of development, construction and operations. Trains 1 through 4 are operational, Train 5 is undergoing commissioning and Train 6 is being commercialized and has all necessary regulatory approvals in place. The Sabine Pass LNG terminal has operational regasification facilities owned by SPLNG and a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines (the “Creole Trail Pipeline”) through CTPL.

Basis of Presentation

The accompanying unaudited Consolidated Financial Statements of Cheniere Partners have been prepared in accordance with GAAP for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the Consolidated Financial Statements and accompanying notes included in our annual report on Form 10-K for the year ended December 31, 2017. In our opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation, have been included. Certain reclassifications have been made to conform prior period information to the current presentation.  The reclassifications did not have a material effect on our consolidated financial position, results of operations or cash flows.

On January 1, 2018, we adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and subsequent amendments thereto (“ASC 606”) using the full retrospective method. The adoption of ASC 606 represents a change in accounting principle that will provide financial statement readers with enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The adoption of ASC 606 did not impact our previously reported consolidated financial statements in any prior period nor did it result in a cumulative effect adjustment to retained earnings.

Results of operations for the three and six months ended June 30, 2018 are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2018.

We are not subject to either federal or state income tax, as our partners are taxed individually on their allocable share of our taxable income.

NOTE 2—UNITHOLDERS’ EQUITY

The common units and subordinated units represent limited partner interests in us. The holders of the units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash (as defined in our partnership agreement). Generally, our available cash is our cash on hand at the end of a quarter less the amount of any reserves established by our general partner. All distributions paid to date have been made from operating surplus as defined in the partnership agreement.

The holders of common units have the right to receive initial quarterly distributions of $0.425 per common unit, plus any arrearages thereon, before any distribution is made to the holders of the subordinated units. The holders of subordinated units will receive distributions only to the extent we have available cash above the initial quarterly distribution requirement for our common unitholders and general partner and certain reserves.  Subordinated units will convert into common units on a one-for-one basis when we meet financial tests specified in the partnership agreement. Although common and subordinated unitholders are not obligated to fund losses of the Partnership, their capital accounts, which would be considered in allocating the net assets of the Partnership were it to be liquidated, continue to share in losses.

The general partner interest is entitled to at least 2% of all distributions made by us. In addition, the general partner holds incentive distribution rights (“IDRs”), which allow the general partner to receive a higher percentage of quarterly distributions of available cash from operating surplus after the initial quarterly distributions have been achieved and as additional target levels are

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

met, but may transfer these rights separately from its general partner interest. The higher percentages range from 15% to 50%, inclusive of the general partner interest.

Cheniere Holdings, Blackstone CQP Holdco and the public own a 48.6%, 40.3% and 9.1% interest in us, respectively. Cheniere Holdings’ ownership percentage includes its subordinated units and Blackstone CQP Holdco’s ownership percentage excludes any common units that may be deemed to be beneficially owned by Blackstone Group, an affiliate of Blackstone CQP Holdco.

NOTE 3—RESTRICTED CASH

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal and have been presented separately from cash and cash equivalents on our Consolidated Balance Sheets. As of June 30, 2018 and December 31, 2017, restricted cash consisted of the following (in millions):

	June 30,	December 31,
	2018	2017
Current restricted cash
Liquefaction Project	$846	$544
Cash held by us and our guarantor subsidiaries	675	1,045
Total current restricted cash	$1,521	$1,589

Under our $2.8 billion credit facilities (the “CQP Credit Facilities”), we, as well as Cheniere Investments, Sabine Pass LP, SPLNG and CTPL as our guarantor subsidiaries, are subject to limitations on the use of cash under the terms of the CQP Credit Facilities and the related depositary agreement governing the extension of credit to us. Specifically, we, Cheniere Investments, SPLNG and CTPL may only withdraw funds from collateral accounts held at a designated depositary bank on a monthly basis and for specific purposes, including for the payment of operating expenses. In addition, distributions and capital expenditures may only be made quarterly and are subject to certain restrictions.

NOTE 4—ACCOUNTS AND OTHER RECEIVABLES

As of June 30, 2018 and December 31, 2017, accounts and other receivables consisted of the following (in millions):

	June 30,	December 31,
	2018	2017
SPL trade receivable	$219	$185
Other accounts receivable	22	6
Total accounts and other receivables	$241	$191

Pursuant to the accounts agreement entered into with the collateral trustee for the benefit of SPL’s debt holders, SPL is required to deposit all cash received into reserve accounts controlled by the collateral trustee.  The usage or withdrawal of such cash is restricted to the payment of liabilities related to the Liquefaction Project and other restricted payments.

NOTE 5—INVENTORY

As of June 30, 2018 and December 31, 2017, inventory consisted of the following (in millions):

	June 30,	December 31,
	2018	2017
Natural gas	$14	$17
LNG	18	26
Materials and other	55	52
Total inventory	$87	$95

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

NOTE 6—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net consists of LNG terminal costs and fixed assets, as follows (in millions):

	June 30,	December 31,
	2018	2017
LNG terminal costs
LNG terminal	$12,702	$12,703
LNG terminal construction-in-process	3,583	3,310
Accumulated depreciation	(1,085)	(880)
Total LNG terminal costs, net	15,200	15,133
Fixed assets
Fixed assets	25	23
Accumulated depreciation	(18)	(17)
Total fixed assets, net	7	6
Property, plant and equipment, net	$15,207	$15,139

Depreciation expense was $104 million and $84 million during the three months ended June 30, 2018 and 2017, respectively, and $206 million and $148 million during the six months ended June 30, 2018 and 2017, respectively.

We realized offsets to LNG terminal costs of $39 million and $163 million in the three and six months ended June 30, 2017, respectively, that were related to the sale of commissioning cargoes because these amounts were earned or loaded prior to the start of commercial operations of the respective Train of the Liquefaction Project, during the testing phase for its construction. We did not realize any offsets to LNG terminal costs in the three and six months ended June 30, 2018.

NOTE 7—DERIVATIVE INSTRUMENTS

We have entered into the following derivative instruments that are reported at fair value:

•	interest rate swaps to hedge the exposure to volatility in a portion of the floating-rate interest payments under certain credit facilities (“Interest Rate Derivatives”) and

•
commodity derivatives consisting of natural gas supply contracts for the commissioning and operation of the Liquefaction Project (“Physical Liquefaction Supply Derivatives”) and associated economic hedges (collectively, the “Liquefaction Supply Derivatives”).

We recognize our derivative instruments as either assets or liabilities and measure those instruments at fair value. None of our derivative instruments are designated as cash flow hedging instruments, and changes in fair value are recorded within our Consolidated Statements of Income to the extent not utilized for the commissioning process.

The following table shows the fair value of our derivative instruments that are required to be measured at fair value on a recurring basis as of June 30, 2018 and December 31, 2017, which are classified as other current assets, non-current derivative assets, derivative liabilities or non-current derivative liabilities in our Consolidated Balance Sheets (in millions).

	Fair Value Measurements as of
	June 30, 2018				December 31, 2017
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
CQP Interest Rate Derivatives asset	$—	$29	$—	$29	$—	$21	$—	$21
Liquefaction Supply Derivatives asset (liability)	—	(2)	11	9	2	10	43	55

There have been no changes to our evaluation of and accounting for our derivative positions during the six months ended June 30, 2018. See Note 8—Derivative Instruments of our Notes to Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2017 for additional information.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

We value our Interest Rate Derivatives using an income-based approach, utilizing observable inputs to the valuation model including interest rate curves, risk adjusted discount rates, credit spreads and other relevant data. We value our Liquefaction Supply Derivatives using a market based approach incorporating present value techniques, as needed, using observable commodity price curves, when available, and other relevant data.

The fair value of our Physical Liquefaction Supply Derivatives is predominantly driven by market commodity basis prices and our assessment of the associated conditions precedent, including evaluating whether the respective market is available as pipeline infrastructure is developed. Upon the satisfaction of conditions precedent, including completion and placement into service of relevant pipeline infrastructure to accommodate marketable physical gas flow, we recognize a gain or loss based on the fair value of the respective natural gas supply contracts.

We include a portion of our Physical Liquefaction Supply Derivatives as Level 3 within the valuation hierarchy as the fair value is developed through the use of internal models which may be impacted by inputs that are unobservable in the marketplace. The curves used to generate the fair value of our Physical Liquefaction Supply Derivatives are based on basis adjustments applied to forward curves for a liquid trading point. In addition, there may be observable liquid market basis information in the near term, but terms of a Physical Liquefaction Supply Derivatives contract may exceed the period for which such information is available, resulting in a Level 3 classification. In these instances, the fair value of the contract incorporates extrapolation assumptions made in the determination of the market basis price for future delivery periods in which applicable commodity basis prices were either not observable or lacked corroborative market data.

The Level 3 fair value measurements of our Physical Liquefaction Supply Derivatives could be materially impacted by a significant change in certain natural gas market basis spreads due to the contractual notional amount represented by our Level 3 positions, which is a substantial portion of our overall Physical Liquefaction Supply portfolio. The following table includes quantitative information for the unobservable inputs for our Level 3 Physical Liquefaction Supply Derivatives as of June 30, 2018:

	Net Fair Value Asset (in millions)	Valuation Approach	Significant Unobservable Input	Significant Unobservable Inputs Range
Physical Liquefaction Supply Derivatives	$11	Market approach incorporating present value techniques	Basis Spread	$(0.632) - $0.180

The following table shows the changes in the fair value of our Level 3 Physical Liquefaction Supply Derivatives during the three and six months ended June 30, 2018 and 2017 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Balance, beginning of period	$10	$41	$43	$79
Realized and mark-to-market losses:
Included in cost of sales	(1)	(1)	(13)	(40)
Purchases and settlements:
Purchases	6	2	6	5
Settlements	(4)	(2)	(25)	(4)
Balance, end of period	$11	$40	$11	$40
Change in unrealized gains relating to instruments still held at end of period	$(1)	$(1)	$(13)	$(40)

Derivative assets and liabilities arising from our derivative contracts with the same counterparty are reported on a net basis, as all counterparty derivative contracts provide for net settlement. The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments in instances when our derivative instruments are in an asset position.  Additionally, we evaluate our own ability to meet our commitments in instances where our derivative instruments are in a liability position. Our derivative instruments are subject to contractual provisions which provide for the unconditional right of set-off for all derivative assets and liabilities with a given counterparty in the event of default.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

Interest Rate Derivatives

During the six months ended June 30, 2018, there were no changes to the terms of the interest rate swaps (“CQP Interest Rate Derivatives”) we entered into to hedge a portion of the variable interest payments on the CQP Credit Facilities. See Note 8—Derivative Instruments of our Notes to Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2017 for additional information.

SPL had entered into interest rate swaps (“SPL Interest Rate Derivatives”) to protect against volatility of future cash flows and hedge a portion of the variable interest payments on the credit facilities it entered into in June 2015 (the “SPL Credit Facilities”), based on a portion of the expected outstanding borrowings over the term of the SPL Credit Facilities. In March 2017, SPL settled the SPL Interest Rate Derivatives and recognized a derivative loss of $7 million in conjunction with the termination of approximately $1.6 billion of commitments under the SPL Credit Facilities.

As of June 30, 2018, we had the following Interest Rate Derivatives outstanding:

	Initial Notional Amount	Maximum Notional Amount	Effective Date	Maturity Date	Weighted Average Fixed Interest Rate Paid	Variable Interest Rate Received
CQP Interest Rate Derivatives	$225 million	$1.3 billion	March 22, 2016	February 29, 2020	1.19%	One-month LIBOR

The following table shows the fair value and location of the CQP Interest Rate Derivatives on our Consolidated Balance Sheets (in millions):

	June 30,	December 31,
Consolidated Balance Sheet Location	2018	2017
Other current assets	$14	$7
Non-current derivative assets	15	14
Total derivative assets	$29	$21

The following table shows the changes in the fair value and settlements of our Interest Rate Derivatives recorded in derivative gain (loss), net on our Consolidated Statements of Income during the three and six months ended June 30, 2018 and 2017 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
CQP Interest Rate Derivatives gain (loss)	$3	$(3)	$11	$(1)
SPL Interest Rate Derivatives loss	—	—	—	(2)

Liquefaction Supply Derivatives

SPL has entered into index-based physical natural gas supply contracts and associated economic hedges, if applicable, to purchase natural gas for the commissioning and operation of the Liquefaction Project. The terms of the noncurrent physical natural gas supply contracts range from approximately one to six years, some of which commence upon the satisfaction of certain conditions precedent, if not already met.

SPL had secured up to approximately 2,163 TBtu and 2,214 TBtu of natural gas feedstock through natural gas supply contracts as of June 30, 2018 and December 31, 2017, respectively. The notional natural gas position of our Liquefaction Supply Derivatives was approximately 1,606 TBtu and 1,520 TBtu as of June 30, 2018 and December 31, 2017, respectively.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

The following table shows the fair value and location of our Liquefaction Supply Derivatives on our Consolidated Balance Sheets (in millions):

	Fair Value Measurements as of (1)
Consolidated Balance Sheet Location	June 30, 2018	December 31, 2017
Other current assets	$7	$41
Non-current derivative assets	16	17
Total derivative assets	23	58

Derivative liabilities	(7)	—
Non-current derivative liabilities	(7)	(3)
Total derivative liabilities	(14)	(3)

Derivative asset, net	$9	$55

(1)
Does not include collateral calls of $6 million and $1 million as of June 30, 2018 and December 31, 2017, respectively, for such contracts, which are included in other current assets in our Consolidated Balance Sheets.

The following table shows the changes in the fair value and settlements of our Liquefaction Supply Derivatives recorded in cost of sales on our Consolidated Statements of Income during the three and six months ended June 30, 2018 and 2017 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Liquefaction Supply Derivatives loss (1)	$(2)	$(1)	$(52)	$(40)

(1)
Does not include the realized value associated with derivative instruments that settle through physical delivery. Fair value fluctuations associated with commodity derivative activities are classified and presented consistently with the item economically hedged and the nature and intent of the derivative instrument.

Consolidated Balance Sheet Presentation

Our derivative instruments are presented on a net basis on our Consolidated Balance Sheets as described above. The following table shows the fair value of our derivatives outstanding on a gross and net basis (in millions):

	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts Presented in the Consolidated Balance Sheets
Offsetting Derivative Assets (Liabilities)
As of June 30, 2018
CQP Interest Rate Derivatives	$29	$—	$29
Liquefaction Supply Derivatives	28	(5)	23
Liquefaction Supply Derivatives	(17)	3	(14)
As of December 31, 2017
CQP Interest Rate Derivatives	$21	$—	$21
Liquefaction Supply Derivatives	64	(6)	58
Liquefaction Supply Derivatives	(3)	—	(3)

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

NOTE 8—OTHER NON-CURRENT ASSETS

As of June 30, 2018 and December 31, 2017, other non-current assets, net consisted of the following (in millions):

	June 30,	December 31,
	2018	2017
Advances made under EPC and non-EPC contracts	$49	$26
Advances made to municipalities for water system enhancements	93	93
Advances and other asset conveyances to third parties to support LNG terminals	29	30
Tax-related payments and receivables	23	25
Information technology service assets	22	24
Other	8	8
Total other non-current assets, net	$224	$206

NOTE 9—ACCRUED LIABILITIES

As of June 30, 2018 and December 31, 2017, accrued liabilities consisted of the following (in millions):

	June 30,	December 31,
	2018	2017
Interest costs and related debt fees	$250	$253
Sabine Pass LNG terminal and related pipeline costs	316	384
Other accrued liabilities	6	—
Total accrued liabilities	$572	$637

NOTE 10—DEBT

As of June 30, 2018 and December 31, 2017, our debt consisted of the following (in millions):

	June 30,	December 31,
	2018	2017
Long-term debt:
SPL
5.625% Senior Secured Notes due 2021 (“2021 SPL Senior Notes”)	$2,000	$2,000
6.25% Senior Secured Notes due 2022 (“2022 SPL Senior Notes”)	1,000	1,000
5.625% Senior Secured Notes due 2023 (“2023 SPL Senior Notes”)	1,500	1,500
5.75% Senior Secured Notes due 2024 (“2024 SPL Senior Notes”)	2,000	2,000
5.625% Senior Secured Notes due 2025 (“2025 SPL Senior Notes”)	2,000	2,000
5.875% Senior Secured Notes due 2026 (“2026 SPL Senior Notes”)	1,500	1,500
5.00% Senior Secured Notes due 2027 (“2027 SPL Senior Notes”)	1,500	1,500
4.200% Senior Secured Notes due 2028 (“2028 SPL Senior Notes”)	1,350	1,350
5.00% Senior Secured Notes due 2037 (“2037 SPL Senior Notes”)	800	800
Cheniere Partners
5.250% Senior Notes due 2025 (“2025 CQP Senior Notes”)	1,500	1,500
CQP Credit Facilities	1,090	1,090
Unamortized premium, discount and debt issuance costs, net	(194)	(194)
Total long-term debt, net	16,046	16,046

Current debt:
$1.2 billion SPL Working Capital Facility (“SPL Working Capital Facility”)	—	—

Total debt, net	$16,046	$16,046

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

Credit Facilities

Below is a summary of our credit facilities outstanding as of June 30, 2018 (in millions):

	SPL Working Capital Facility	CQP Credit Facilities
Original facility size	$1,200	$2,800
Less:
Outstanding balance	—	1,090
Commitments prepaid or terminated	—	1,470
Letters of credit issued	683	20
Available commitment	$517	$220

Interest rate	LIBOR plus 1.75% or base rate plus 0.75%	LIBOR plus 2.25% or base rate plus 1.25% (1)
Maturity date	December 31, 2020, with various terms for underlying loans	February 25, 2020, with principal payments due quarterly commencing on March 31, 2019

(1)	There is a 0.50% step-up for both LIBOR and base rate loans beginning on February 25, 2019.

Restrictive Debt Covenants

As of June 30, 2018, we and SPL were in compliance with all covenants related to our respective debt agreements.

Interest Expense

Total interest expense consisted of the following (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Total interest cost	$234	$224	$466	$435
Capitalized interest	(50)	(70)	(97)	(151)
Total interest expense, net	$184	$154	$369	$284

Fair Value Disclosures

The following table shows the carrying amount, which is net of unamortized premium, discount and debt issuance costs, and estimated fair value of our debt (in millions):

	June 30, 2018		December 31, 2017
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Senior notes (1)	$14,178	$14,733	$14,166	$15,485
2037 SPL Senior Notes (2)	790	837	790	871
Credit facilities (3)	1,078	1,078	1,090	1,090

(1)
Includes 2021 SPL Senior Notes, 2022 SPL Senior Notes, 2023 SPL Senior Notes, 2024 SPL Senior Notes, 2025 SPL Senior Notes, 2026 SPL Senior Notes, 2027 SPL Senior Notes, 2028 SPL Senior Notes and 2025 CQP Senior Notes. The Level 2 estimated fair value was based on quotes obtained from broker-dealers or market makers of these senior notes and other similar instruments.

(2)
The Level 3 estimated fair value was calculated based on inputs that are observable in the market or that could be derived from, or corroborated with, observable market data, including our stock price and interest rates based on debt issued by parties with comparable credit ratings to us and inputs that are not observable in the market.

(3)
Includes SPL Working Capital Facility and CQP Credit Facilities. The Level 3 estimated fair value approximates the principal amount because the interest rates are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

NOTE 11—REVENUES FROM CONTRACTS WITH CUSTOMERS

The following table represents a disaggregation of revenue earned from contracts with customers during the three and six months ended June 30, 2018 and 2017 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
LNG revenues	$1,121	$493	$2,117	$978
LNG revenues—affiliate	178	422	681	753
Regasification revenues	65	65	130	130
Other revenues	9	2	19	4
Other revenues—affiliate	—	—	—	1
Total revenues from customers	1,373	982	2,947	1,866
Revenues from derivative instruments (1)	34	10	53	17
Total revenues	$1,407	$992	$3,000	$1,883

(1)	Includes the realized value associated with a portion of derivative instruments that settle through physical delivery.

LNG Revenues

We have entered into numerous SPAs with third party customers for the sale of LNG on a Free on Board (“FOB”) (delivered to the customer at the Sabine Pass LNG terminal) basis. Our customers generally purchase LNG for a price consisting of a fixed fee per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee per MMBtu of LNG equal to approximately 115% of Henry Hub. The fixed fee component is the amount payable to us regardless of a cancellation or suspension of LNG cargo deliveries by the customers. The variable fee component is the amount generally payable to us only upon delivery of LNG plus all future adjustments to the fixed fee for inflation. The SPAs and contracted volumes to be made available under the SPAs are not tied to a specific Train; however, the term of each SPA generally commences upon the date of first commercial delivery of a specified Train.

Revenues from the sale of LNG are recognized at a point in time when the LNG is delivered to the customer, at the Sabine Pass LNG terminal, which is the point legal title, physical possession and the risks and rewards of ownership transfer to the customer. Each individual molecule of LNG is viewed as a separate performance obligation. The stated contract price (including both fixed and variable fees) per MMBtu in each LNG sales arrangement is representative of the stand-alone selling price for LNG at the time the sale was negotiated. We have concluded that the variable fees meet the optional exception for allocating variable consideration. As such, the variable consideration for these contracts is allocated to each distinct molecule of LNG and recognized when that distinct molecule of LNG is delivered to the customer. Because of the use of the optional exception, variable consideration related to the sale of LNG is also not included in the transaction price.

Fees received pursuant to SPAs are recognized as LNG revenues only after substantial completion of the respective Train. Prior to substantial completion, sales generated during the commissioning phase are offset against the cost of construction for the respective Train, as the production and removal of LNG from storage is necessary to test the facility and bring the asset to the condition necessary for its intended use.

Regasification Revenues

The Sabine Pass LNG terminal has operational regasification capacity of approximately 4.0 Bcf/d. Approximately 2.0 Bcf/d of the regasification capacity at the Sabine Pass LNG terminal has been reserved under two long-term TUAs with unaffiliated third-party customers, under which they are required to pay fixed monthly fees regardless of their use of the LNG terminal. Each of the customers has reserved approximately 1.0 Bcf/d of regasification capacity. The customers are each obligated to make monthly capacity payments to SPLNG aggregating approximately $125 million annually for 20 years that commenced in 2009, which is representative of fixed consideration in the contract. A portion of this fee is adjusted annually for inflation which is considered variable consideration. The remaining capacity of the Sabine Pass LNG terminal has been reserved by SPL, for which the associated revenues are eliminated in consolidation.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

Because SPLNG is continuously available to provide regasification service on a daily basis with the same pattern of transfer, we have concluded that SPLNG provides a single performance obligation to its customers on a continuous basis over time. We have determined that an output method of recognition based on elapsed time best reflects the benefits of this service to the customer and accordingly, LNG regasification capacity reservation fees are recognized as regasification revenues on a straight-line basis over the term of the respective TUAs. We have concluded that the inflation element within the contract meets the optional exception for allocating variable consideration and accordingly the inflation adjustment is not included in the transaction price and will be recognized over the year in which the inflation adjustment relates on a straight-line basis.

In 2012, SPL entered into a partial TUA assignment agreement with Total Gas & Power North America, Inc. (“Total”), whereby SPL would progressively gain access to Total’s capacity and other services provided under its TUA with SPLNG. This agreement provides SPL with additional berthing and storage capacity at the Sabine Pass LNG terminal that may be used to provide increased flexibility in managing LNG cargo loading and unloading activity, permit SPL to more flexibly manage its LNG storage capacity and accommodate the development of Trains 5 and 6.

Upon substantial completion of Train 3 of the Liquefaction Project, SPL gained access to a portion of Total’s capacity and other services provided under Total’s TUA with SPLNG. Upon substantial completion of Train 5, SPL will gain access to substantially all of Total’s capacity. Notwithstanding any arrangements between Total and SPL, payments required to be made by Total to SPLNG will continue to be made by Total to SPLNG in accordance with its TUA and we continue to recognize the payments received from Total as revenue. During the three months ended June 30, 2018 and 2017, SPL recorded $7 million and $8 million, respectively, and during the six months ended June 30, 2018 and 2017, SPL recorded $15 million and $8 million, respectively, as operating and maintenance expense under this partial TUA assignment agreement.

Deferred Revenue Reconciliation

The following table reflects the changes in our contract liabilities, which we classify as “Deferred revenue” on our Consolidated Balance Sheets (in millions):

Six Months Ended June 30, 2018
Deferred revenues, beginning of period	$111
Cash received but not yet recognized	98
Revenue recognized from prior period deferral	(111)
Deferred revenues, end of period	$98

We record deferred revenue when we receive consideration, or such consideration is unconditionally due from a customer, prior to transferring goods or services to the customer under the terms of a sales contract. Changes in deferred revenue during the six months ended June 30, 2018 are primarily attributable to differences between the timing of revenue recognition and the receipt of advance payments related to delivery of LNG under certain SPAs.

Transaction Price Allocated to Future Performance Obligations

Because many of our sales contracts have long-term durations, we are contractually entitled to significant future consideration which we have not yet recognized as revenue. The following table discloses the aggregate amount of the transaction price that is allocated to performance obligations that have not yet been satisfied as of June 30, 2018:

	Unsatisfied Transaction Price (in billions)	Weighted Average Recognition Timing (years) (1)
LNG revenues	$54.7	9.9
Regasification revenues	2.8	5.4
Total revenues	$57.5

(1)	The weighted average recognition timing represents an estimate of the number of years during which we shall have recognized half of the unsatisfied transaction price.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

We have elected the following optional exemptions which omit certain potential future sources of revenue from the table above:

(1)	We omit from the table above all performance obligations that are part of a contract that has an original expected duration of one year or less.

(2)
We omit from the table above all variable consideration that is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation when that performance obligation qualifies as a series. The table above excludes all variable consideration under our SPAs and TUAs. The amount of revenue from variable fees that is not included in the transaction price will vary based on the future prices of Henry Hub throughout the contract terms, to the extent customers elect to take delivery of their LNG, and adjustments to the consumer price index. During each of the three and six months ended June 30, 2018, approximately 55% of our LNG revenues, 100% of our LNG revenues—affiliate and approximately 3% of our regasification revenues were related to variable consideration received from customers.

We have entered into contracts to sell LNG that are conditioned upon one or both of the parties achieving certain milestones such as reaching a final investment decision on a certain liquefaction Train, obtaining financing or achieving substantial completion of a Train and any related facilities. These contracts are considered completed contracts for revenue recognition purposes and are included in the transaction price above when the conditions are considered probable of being met.

We have elected the practical expedient to omit the disclosure of the transaction price allocated to future performance obligations and an explanation of when the entity expects to recognize the amount as revenue as of December 31, 2017.

NOTE 12—RELATED PARTY TRANSACTIONS

Below is a summary of our related party transactions as reported on our Consolidated Statements of Income for the three and six months ended June 30, 2018 and 2017 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
LNG revenues—affiliate
Cheniere Marketing SPA and Cheniere Marketing Master SPA	$178	$422	$681	$753

Other revenues—affiliate
Terminal Marine Services Agreement	—	—	—	1

Operating and maintenance expense—affiliate
Services Agreements	30	21	56	39

General and administrative expense—affiliate
Services Agreements	17	23	35	45

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

LNG Terminal Capacity Agreements

Terminal Use Agreements

SPL obtained approximately 2.0 Bcf/d of regasification capacity and other liquefaction support services under a TUA with SPLNG as a result of an assignment in July 2012 by Cheniere Investments of its rights, title and interest under its TUA with SPLNG. SPL is obligated to make monthly capacity payments to SPLNG aggregating approximately $250 million per year (the “TUA Fees”), continuing until at least 20 years after May 2016.

In connection with this TUA, SPL is required to pay for a portion of the cost (primarily LNG inventory) to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal, which is recorded as operating and maintenance expense on our Consolidated Statements of Income.

Cheniere Investments, SPL and SPLNG entered into the terminal use rights assignment and agreement (the “TURA”) pursuant to which Cheniere Investments had the right to use SPL’s reserved capacity under the TUA and had the obligation to pay the TUA Fees required by the TUA to SPLNG. However, the revenue earned by SPLNG from the TUA Fees and the loss incurred by Cheniere Investments under the TURA are eliminated upon consolidation of our Consolidated Financial Statements. We have guaranteed the obligations of SPL under its TUA and the obligations of Cheniere Investments under the TURA.

In an effort to utilize Cheniere Investments’ reserved capacity under the TURA during construction of the Liquefaction Project, Cheniere Marketing, LLC (“Cheniere Marketing US”) has entered into an amended and restated variable capacity rights agreement with Cheniere Investments (the “Amended and Restated VCRA”) pursuant to which Cheniere Marketing US is obligated to pay Cheniere Investments 80% of the expected gross margin of each cargo of LNG that Cheniere Marketing US arranges for delivery to the Sabine Pass LNG terminal. Cheniere Investments recorded no revenues—affiliate from Cheniere Marketing US during the three and six months ended June 30, 2018 and 2017 related to the Amended and Restated VCRA.

Cheniere Marketing SPA

Cheniere Marketing has an SPA with SPL to purchase, at Cheniere Marketing’s option, any LNG produced by SPL in excess of that required for other customers at a price of 115% of Henry Hub plus $3.00 per MMBtu of LNG.

Cheniere Marketing Master SPA

SPL has an agreement with Cheniere Marketing that allows the parties to sell and purchase LNG with each other by executing and delivering confirmations under this agreement.

Commissioning Confirmation

Under the Cheniere Marketing Master SPA, SPL executed a confirmation with Cheniere Marketing that obligates Cheniere Marketing in certain circumstances to buy LNG cargoes produced during the period while Bechtel Oil, Gas and Chemicals, Inc. has control of, and is commissioning, Train 5 of the Liquefaction Project.

Services Agreements
As of June 30, 2018 and December 31, 2017, we had $139 million and $36 million of advances to affiliates, respectively, under the services agreements described below. The non-reimbursement amounts incurred under these agreements are recorded in general and administrative expense—affiliate.

Cheniere Partners Services Agreement

We have a services agreement with Cheniere Terminals, a wholly owned subsidiary of Cheniere, pursuant to which Cheniere Terminals is entitled to a quarterly non-accountable overhead reimbursement charge of $3 million (adjusted for inflation) for the provision of various general and administrative services for our benefit. In addition, Cheniere Terminals is entitled to reimbursement for all audit, tax, legal and finance fees incurred by Cheniere Terminals that are necessary to perform the services under the agreement.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

Cheniere Investments Information Technology Services Agreement

Cheniere Investments has an information technology services agreement with Cheniere, pursuant to which Cheniere Investments’ subsidiaries receive certain information technology services. On a quarterly basis, the various entities receiving the benefit are invoiced by Cheniere according to the cost allocation percentages set forth in the agreement. In addition, Cheniere is entitled to reimbursement for all costs incurred by Cheniere that are necessary to perform the services under the agreement.

SPLNG O&M Agreement

SPLNG has a long-term operation and maintenance agreement (the “SPLNG O&M Agreement”) with Cheniere Investments pursuant to which SPLNG receives all necessary services required to operate and maintain the Sabine Pass LNG receiving terminal. SPLNG pays a fixed monthly fee of $130,000 (indexed for inflation) under the SPLNG O&M Agreement and the cost of a bonus equal to 50% of the salary component of labor costs in certain circumstances to be agreed upon between SPLNG and Cheniere Investments at the beginning of each operating year. In addition, SPLNG is required to reimburse Cheniere Investments for its operating expenses, which consist primarily of labor expenses. Cheniere Investments provides the services required under the SPLNG O&M Agreement pursuant to a secondment agreement with a wholly owned subsidiary of Cheniere. All payments received by Cheniere Investments under the SPLNG O&M Agreement are required to be remitted to such subsidiary.

SPLNG MSA

SPLNG has a long-term management services agreement (the “SPLNG MSA”) with Cheniere Terminals, pursuant to which Cheniere Terminals manages the operation of the Sabine Pass LNG receiving terminal, excluding those matters provided for under the SPLNG O&M Agreement. SPLNG pays a monthly fixed fee of $520,000 (indexed for inflation) under the SPLNG MSA.

SPL O&M Agreement

SPL has an operation and maintenance agreement (the “SPL O&M Agreement”) with Cheniere Investments pursuant to which SPL receives all of the necessary services required to construct, operate and maintain the Liquefaction Project. Before each Train of the Liquefaction Project is operational, the services to be provided include, among other services, obtaining governmental approvals on behalf of SPL, preparing an operating plan for certain periods, obtaining insurance, preparing staffing plans and preparing status reports. After each Train is operational, the services include all necessary services required to operate and maintain the Train. Prior to the substantial completion of each Train of the Liquefaction Project, in addition to reimbursement of operating expenses, SPL is required to pay a monthly fee equal to 0.6% of the capital expenditures incurred in the previous month. After substantial completion of each Train, for services performed while the Train is operational, SPL will pay, in addition to the reimbursement of operating expenses, a fixed monthly fee of $83,333 (indexed for inflation) for services with respect to the Train. Cheniere Investments provides the services required under the SPL O&M Agreement pursuant to a secondment agreement with a wholly owned subsidiary of Cheniere. All payments received by Cheniere Investments under the SPL O&M Agreement are required to be remitted to such subsidiary.
SPL MSA

SPL has a management services agreement (the “SPL MSA”) with Cheniere Terminals pursuant to which Cheniere Terminals manages the construction and operation of the Liquefaction Project, excluding those matters provided for under the SPL O&M Agreement. The services include, among other services, exercising the day-to-day management of SPL’s affairs and business, managing SPL’s regulatory matters, managing bank and brokerage accounts and financial books and records of SPL’s business and operations, entering into financial derivatives on SPL’s behalf and providing contract administration services for all contracts associated with the Liquefaction Project. Prior to the substantial completion of each Train of the Liquefaction Project, SPL pays a monthly fee equal to 2.4% of the capital expenditures incurred in the previous month. After substantial completion of each Train, SPL will pay a fixed monthly fee of $541,667 (indexed for inflation) for services with respect to such Train.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

CTPL O&M Agreement

CTPL has an amended long-term operation and maintenance agreement (the “CTPL O&M Agreement”) with Cheniere Investments pursuant to which CTPL receives all necessary services required to operate and maintain the Creole Trail Pipeline. CTPL is required to reimburse Cheniere Investments for its operating expenses, which consist primarily of labor expenses. Cheniere Investments provides the services required under the CTPL O&M Agreement pursuant to a secondment agreement with a wholly owned subsidiary of Cheniere. All payments received by Cheniere Investments under the CTPL O&M Agreement are required to be remitted to such subsidiary.

Agreement to Fund SPLNG’s Cooperative Endeavor Agreements

SPLNG has executed Cooperative Endeavor Agreements (“CEAs”) with various Cameron Parish, Louisiana taxing authorities that allowed them to collect certain annual property tax payments from SPLNG from 2007 through 2016. This ten-year initiative represented an aggregate commitment of $25 million in order to aid in their reconstruction efforts following Hurricane Rita. In exchange for SPLNG’s advance payments of annual ad valorem taxes, Cameron Parish will grant SPLNG a dollar-for-dollar credit against future ad valorem taxes to be levied against the Sabine Pass LNG terminal starting in 2019. Beginning in September 2007, SPLNG entered into various agreements with Cheniere Marketing, pursuant to which Cheniere Marketing would pay SPLNG additional TUA revenues equal to any and all amounts payable by SPLNG to the Cameron Parish taxing authorities under the CEAs. In exchange for such amounts received as TUA revenues from Cheniere Marketing, SPLNG will make payments to Cheniere Marketing equal to, and in the year the Cameron Parish dollar-for-dollar credit is applied against, ad valorem tax levied on our LNG terminal.

On a consolidated basis, these advance tax payments were recorded to other non-current assets, and payments from Cheniere Marketing that SPLNG utilized to make the ad valorem tax payments were recorded as a long-term obligation. As of both June 30, 2018 and December 31, 2017, we had $25 million of both other non-current assets resulting from SPLNG’s ad valorem tax payments and other non-current liabilities—affiliate resulting from these payments received from Cheniere Marketing.

Contracts for Sale and Purchase of Natural Gas and LNG

SPLNG is able to sell and purchase natural gas and LNG under agreements with Cheniere Marketing US. Under these agreements, SPLNG purchases natural gas or LNG from Cheniere Marketing US at a sales price equal to the actual purchase price paid by Cheniere Marketing US to suppliers of the natural gas or LNG, plus any third-party costs incurred by Cheniere Marketing US with respect to the receipt, purchase and delivery of natural gas or LNG to the Sabine Pass LNG terminal.

Terminal Marine Services Agreement

In connection with its tug boat lease, Tug Services entered into an agreement with a wholly owned subsidiary of Cheniere to provide its LNG cargo vessels with tug boat and marine services at the Sabine Pass LNG terminal.

LNG Terminal Export Agreement

SPLNG and Cheniere Marketing US have an LNG Terminal Export Agreement that provides Cheniere Marketing US the ability to export LNG from the Sabine Pass LNG terminal.  SPLNG did not record any revenues associated with this agreement during the three and six months ended June 30, 2018 and 2017.

State Tax Sharing Agreements

SPLNG has a state tax sharing agreement with Cheniere.  Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which SPLNG and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, SPLNG will pay to Cheniere an amount equal to the state and local tax that SPLNG would be required to pay if its state and local tax liability were calculated on a separate company basis. There have been no state and local taxes paid by Cheniere for which Cheniere could have demanded payment from SPLNG under this agreement; therefore, Cheniere has not demanded any such payments from SPLNG. The agreement is effective for tax returns due on or after January 1, 2008.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

SPL has a state tax sharing agreement with Cheniere. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which SPL and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, SPL will pay to Cheniere an amount equal to the state and local tax that SPL would be required to pay if SPL’s state and local tax liability were calculated on a separate company basis. There have been no state and local taxes paid by Cheniere for which Cheniere could have demanded payment from SPL under this agreement; therefore, Cheniere has not demanded any such payments from SPL. The agreement is effective for tax returns due on or after August 2012.

CTPL has a state tax sharing agreement with Cheniere. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which CTPL and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, CTPL will pay to Cheniere an amount equal to the state and local tax that CTPL would be required to pay if CTPL’s state and local tax liability were calculated on a separate company basis. There have been no state and local taxes paid by Cheniere for which Cheniere could have demanded payment from CTPL under this agreement; therefore, Cheniere has not demanded any such payments from CTPL. The agreement is effective for tax returns due on or after May 2013.

NOTE 13—NET INCOME (LOSS) PER COMMON UNIT

Net income (loss) per common unit for a given period is based on the distributions that will be made to the unitholders with respect to the period plus an allocation of undistributed net income (loss) based on provisions of the partnership agreement, divided by the weighted average number of common units outstanding. Distributions paid by us are presented on the Consolidated Statement of Partners’ Equity. On July 27, 2018, we declared a $0.56 distribution per common unit and subordinated unit and the related distribution to our general partner and IDR holders to be paid on August 14, 2018 to unitholders of record as of August 6, 2018 for the period from April 1, 2018 to June 30, 2018.

The two-class method dictates that net income (loss) for a period be reduced by the amount of available cash that will be distributed with respect to that period and that any residual amount representing undistributed net income be allocated to common unitholders and other participating unitholders to the extent that each unit may share in net income as if all of the net income for the period had been distributed in accordance with the partnership agreement. Undistributed income is allocated to participating securities based on the distribution waterfall for available cash specified in the partnership agreement. Undistributed losses (including those resulting from distributions in excess of net income) are allocated to common units and other participating securities on a pro rata basis based on provisions of the partnership agreement. Distributions are treated as distributed earnings in the computation of earnings per common unit even though cash distributions are not necessarily derived from current or prior period earnings.

The Class B units, which were mandatorily converted into our common units in accordance with the terms of our partnership agreement on August 2, 2017, were issued at a discount to the market price of the common units into which they were convertible.  This discount, totaling $2,130 million, represented a beneficial conversion feature and was reflected as an increase in common and subordinated unitholders’ equity and a decrease in Class B unitholders’ equity to reflect the fair value of the Class B units at issuance on our Consolidated Statement of Partners’ Equity.  The beneficial conversion feature was considered a dividend that was distributed ratably with respect to any Class B unit from its issuance date through its conversion date, which resulted in an increase in Class B unitholders’ equity and a decrease in common and subordinated unitholders’ equity. We amortized the beneficial conversion feature through the mandatory conversion date of August 2, 2017 using the effective yield method, with a weighted average effective yield of 888.7% per year and 966.1% per year for Cheniere Holdings’ and Blackstone CQP Holdco’s Class B units, respectively. The impact of the beneficial conversion feature was also included in earnings per unit for the six months ended June 30, 2017.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

The following table provides a reconciliation of net income and the allocation of net income to the common units, the subordinated units, the general partner units and IDRs for purposes of computing net income (loss) per unit (in millions, except per unit data).

		Limited Partner Units
	Total	Common Units	Class B Units	Subordinated Units	General Partner Units	IDR
Three Months Ended June 30, 2018
Net income	$281
Declared distributions	284	195	—	76	6	7
Assumed allocation of undistributed net loss (1)	$(3)	(2)	—	(1)	—	—
Assumed allocation of net income		$193	$—	$75	$6	$7

Weighted average units outstanding		348.6	—	135.4
Net income per unit		$0.55		$0.55

Three Months Ended June 30, 2017
Net income	$46
Declared distributions	25	25	—	—	—	—
Amortization of beneficial conversion feature of Class B units	—	(237)	796	(559)	—	—
Assumed allocation of undistributed net income	$21	—	—	21	—	—
Assumed allocation of net income		$(212)	$796	$(538)	$—	$—

Weighted average units outstanding		57.1	145.3	135.4
Net loss per unit		$(3.71)		$(3.97)

Six Months Ended June 30, 2018
Net income	$616
Declared distributions	562	387	—	150	12	13
Assumed allocation of undistributed net income (1)	$54	38	—	15	1	—
Assumed allocation of net income		$425	$—	$165	$13	$13

Weighted average units outstanding		348.6	—	135.4
Net income per unit		$1.22		$1.22

Six Months Ended June 30, 2017
Net income	$93
Declared distributions	50	49	—	—	1	—
Amortization of beneficial conversion feature of Class B units	—	(306)	1,030	(724)	—	—
Assumed allocation of undistributed net income	$43	—	—	43	—	—
Assumed allocation of net income		$(257)	$1,030	$(681)	$1	$—

Weighted average units outstanding		57.1	145.3	135.4
Net loss per unit		$(4.50)		$(5.03)

(1)
Under our partnership agreement, the IDRs participate in net income (loss) only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in undistributed net income (loss).

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

NOTE 14—CUSTOMER CONCENTRATION

The following table shows customers with revenues of 10% or greater of total third-party revenues and customers with accounts receivable balances of 10% or greater of total accounts receivable from third parties:

	Percentage of Total Third-Party Revenues				Percentage of Accounts Receivable from Third Parties
	Three Months Ended June 30,		Six Months Ended June 30,		June 30,	December 31,
	2018	2017	2018	2017	2018	2017
Customer A	27%	46%	29%	50%	34%	39%
Customer B	22%	27%	23%	28%	20%	32%
Customer C	22%	13%	24%	*	28%	26%
Customer D	20%	—%	15%	—%	*	—%

* Less than 10%

NOTE 15—SUPPLEMENTAL CASH FLOW INFORMATION

The following table provides supplemental disclosure of cash flow information (in millions):

	Six Months Ended June 30,
	2018	2017
Cash paid during the period for interest, net of amounts capitalized	$350	$273

The balance in property, plant and equipment, net funded with accounts payable and accrued liabilities (including affiliate) was $255 million and $266 million as of June 30, 2018 and 2017, respectively.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

NOTE 16—RECENT ACCOUNTING STANDARDS

The following table provides a brief description of a recent accounting standard that had not been adopted by us as of June 30, 2018:

Standard	Description	Expected Date of Adoption	Effect on our Consolidated Financial Statements or Other Significant Matters
ASU 2016-02, Leases (Topic 842), and subsequent amendments thereto
This standard requires a lessee to recognize leases on its balance sheet by recording a lease liability representing the obligation to make future lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term. A lessee is permitted to make an election not to recognize lease assets and liabilities for leases with a term of 12 months or less. The standard also modifies the definition of a lease and requires expanded disclosures. This guidance may be early adopted, and may be adopted using either a modified retrospective approach to apply the standard at the beginning of the earliest period presented in the financial statements or an optional transition approach to apply the standard at the date of adoption with no retrospective adjustments to prior periods. Certain additional practical expedients are also available.
January 1, 2019
We continue to evaluate the effect of this standard on our Consolidated Financial Statements. This evaluation process includes reviewing all forms of leases, performing a completeness assessment over the lease population, analyzing the practical expedients and assessing opportunities to make certain changes to our lease accounting information technology system in order to determine the best implementation strategy. Preliminarily, we anticipate a material impact from the requirement to recognize all leases on our Consolidated Balance Sheets. Because this assessment is preliminary and the accounting for leases is subject to significant judgment, this conclusion could change as we finalize our assessment. We have not yet determined the impact of the adoption of this standard upon our results of operations or cash flows. We anticipate electing the optional transition method to initially apply the standard at the January 1, 2019 adoption date. We expect to elect the package of practical expedients permitted under the transition guidance which, among other things, allows the carryforward of prior conclusions related to lease identification and classification. We also expect to elect the practical expedient to retain our existing accounting for land easements which were not previously accounted for as leases. We have not yet determined whether we will elect any other practical expedients upon transition.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

Additionally, the following table provides a brief description of recent accounting standards that were adopted by us during the reporting period:

Standard	Description	Date of Adoption	Effect on our Consolidated Financial Statements or Other Significant Matters
ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and subsequent amendments thereto
This standard provides a single, comprehensive revenue recognition model which replaces and supersedes most existing revenue recognition guidance and requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard requires that the costs to obtain and fulfill contracts with customers should be recognized as assets and amortized to match the pattern of transfer of goods or services to the customer if expected to be recoverable. The standard also requires enhanced disclosures. This guidance may be adopted either retrospectively to each prior reporting period presented subject to allowable practical expedients (“full retrospective approach”) or as a cumulative-effect adjustment as of the date of adoption (“modified retrospective approach”).
January 1, 2018
We adopted this guidance on January 1, 2018, using the full retrospective method. The adoption of this guidance represents a change in accounting principle that will provide financial statement readers with enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The adoption of this guidance did not impact our previously reported consolidated financial statements in any prior period nor did it result in a cumulative effect adjustment to retained earnings. See Note 11—Revenues from Contracts with Customers for additional disclosures.

ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory
This standard requires the immediate recognition of the tax consequences of intercompany asset transfers other than inventory. This guidance may be early adopted, but only at the beginning of an annual period, and must be adopted using a modified retrospective approach.
		January 1, 2018	The adoption of this guidance did not have an impact on our Consolidated Financial Statements or related disclosures.

NOTE 17—SUPPLEMENTAL GUARANTOR INFORMATION

Our 2025 CQP Senior Notes are jointly and severally guaranteed by each of our subsidiaries other than SPL and, subject to certain conditions governing the release of its guarantee, Sabine Pass LP (the “CQP Guarantors”). These guarantees are full and unconditional, subject to certain customary release provisions including (1) the sale, exchange, disposition or transfer (by merger, consolidation or otherwise) of the capital stock or all or substantially all of the assets of the Guarantors, (2) upon the liquidation or dissolution of a Guarantor, (3) following the release of a Guarantor from its guarantee obligations and (4) upon the legal defeasance or satisfaction and discharge of obligations under the CQP Indenture. See Note 11—Debt of our Notes to Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2017 for additional information regarding the 2025 CQP Senior Notes.

The following is condensed consolidating financial information for CQP (“Parent Issuer”), the CQP Guarantors on a combined basis and SPL (“Non-Guarantor”). We have accounted for investments in subsidiaries using the equity method.

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

Condensed Consolidating Balance Sheet
June 30, 2018
(in millions)

	Parent Issuer	Guarantors	Non-Guarantor	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$—	$—	$—	$—	$—
Restricted cash	663	12	846	—	1,521
Accounts and other receivables	1	4	236	—	241
Accounts receivable—affiliate	—	36	20	(37)	19
Advances to affiliate	—	90	129	(80)	139
Inventory	—	11	76	—	87
Other current assets	14	8	32	—	54
Other current assets—affiliate	—	1	21	(21)	1
Total current assets	678	162	1,360	(138)	2,062

Property, plant and equipment, net	79	2,145	13,007	(24)	15,207
Debt issuance costs, net	3	—	15	—	18
Non-current derivative assets	15	—	16	—	31
Investments in subsidiaries	2,531	397	—	(2,928)	—
Other non-current assets, net	—	35	189	—	224
Total assets	$3,306	$2,739	$14,587	$(3,090)	$17,542

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$—	$4	$10	$—	$14
Accrued liabilities	20	15	537	—	572
Due to affiliates	—	111	43	(115)	39
Deferred revenue	—	25	73	—	98
Deferred revenue—affiliate	—	21	—	(21)	—
Derivative liabilities	—	—	7	—	7
Other current liabilities—affiliate	—	1	—	(1)	—
Total current liabilities	20	177	670	(137)	730

Long-term debt, net	2,558	—	13,488	—	16,046
Non-current derivative liabilities	—	—	7	—	7
Other non-current liabilities	—	8	—	—	8
Other non-current liabilities—affiliate	—	23	—	—	23

Partners’ equity	728	2,531	422	(2,953)	728
Total liabilities and partners’ equity	$3,306	$2,739	$14,587	$(3,090)	$17,542

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

Condensed Consolidating Balance Sheet
December 31, 2017
(in millions)

	Parent Issuer	Guarantors	Non-Guarantor	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$—	$—	$—	$—	$—
Restricted cash	1,033	12	544	—	1,589
Accounts and other receivables	—	2	189	—	191
Accounts receivable—affiliate	—	36	163	(36)	163
Advances to affiliate	—	20	26	(10)	36
Inventory	—	10	85	—	95
Other current assets	8	3	54	—	65
Other current assets—affiliate	—	—	21	(21)	—
Total current assets	1,041	83	1,082	(67)	2,139

Property, plant and equipment, net	80	2,164	12,920	(25)	15,139
Debt issuance costs, net	20	—	18	—	38
Non-current derivative assets	14	—	17	—	31
Investments in subsidiaries	2,076	(63)	—	(2,013)	—
Other non-current assets, net	—	37	169	—	206
Total assets	$3,231	$2,221	$14,206	$(2,105)	$17,553

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$—	$4	$8	$—	$12
Accrued liabilities	23	8	606	—	637
Due to affiliates	—	47	66	(45)	68
Deferred revenue	—	27	84	—	111
Deferred revenue—affiliate	—	22	—	(21)	1
Other current liabilities—affiliate	—	1	—	(1)	—
Total current liabilities	23	109	764	(67)	829

Long-term debt, net	2,569	—	13,477	—	16,046
Non-current deferred revenue	—	1	—	—	1
Non-current derivative liabilities	—	—	3	—	3
Other non-current liabilities	—	10	—	—	10
Other non-current liabilities—affiliate	—	25	—	—	25

Partners’ equity (deficit)	639	2,076	(38)	(2,038)	639
Total liabilities and partners’ equity (deficit)	$3,231	$2,221	$14,206	$(2,105)	$17,553

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

Condensed Consolidating Statement of Operations
Three Months Ended June 30, 2018
(in millions)

	Parent Issuer	Guarantors	Non-Guarantor	Eliminations	Consolidated

Revenues
LNG revenues	$—	$—	$1,155	$—	$1,155
LNG revenues—affiliate	—	—	178	—	178
Regasification revenues	—	65	—	—	65
Regasification revenues—affiliate	—	66	—	(66)	—
Other revenues	—	9	—	—	9
Other revenues—affiliate	—	80	—	(80)	—
Total revenues	—	220	1,333	(146)	1,407

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	—	2	695	1	698
Cost of sales—affiliate	—	—	7	(7)	—
Operating and maintenance expense	—	14	84	—	98
Operating and maintenance expense—affiliate	—	42	107	(119)	30
Development expense	—	—	1	—	1
General and administrative expense	1	—	1	—	2
General and administrative expense—affiliate	3	7	12	(5)	17
Depreciation and amortization expense	—	19	87	—	106
Total operating costs and expenses	4	84	994	(130)	952

Income (loss) from operations	(4)	136	339	(16)	455

Other income (expense)
Interest expense, net of capitalized interest	(34)	(2)	(148)	—	(184)
Derivative gain, net	3	—	—	—	3
Equity earnings of subsidiaries	313	193	—	(506)	—
Other income	3	2	2	—	7
Total other income (expense)	285	193	(146)	(506)	(174)

Net income	$281	$329	$193	$(522)	$281

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

Condensed Consolidating Statement of Operations
Three Months Ended June 30, 2017
(in millions)

	Parent Issuer	Guarantors	Non-Guarantor	Eliminations	Consolidated

Revenues
LNG revenues	$—	$—	$503	$—	$503
LNG revenues—affiliate	—	—	422	—	422
Regasification revenues	—	65	—	—	65
Regasification revenues—affiliate	—	47	—	(47)	—
Other revenues	—	2	—	—	2
Other revenues—affiliate	—	60	—	(60)	—
Total revenues	—	174	925	(107)	992

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	—	2	578	(3)	577
Cost of sales—affiliate	—	—	6	(6)	—
Operating and maintenance expense	2	12	68	—	82
Operating and maintenance expense—affiliate	—	29	83	(91)	21
Development expense	—	—	1	—	1
General and administrative expense	1	1	—	—	2
General and administrative expense—affiliate	3	10	17	(7)	23
Depreciation and amortization expense	—	19	67	—	86
Total operating costs and expenses	6	73	820	(107)	792

Income (loss) from operations	(6)	101	105	—	200

Other income (expense)
Interest expense, net of capitalized interest	(27)	—	(127)	—	(154)
Derivative loss, net	(3)	—	—	—	(3)
Equity earnings (losses) of subsidiaries	81	(20)	—	(61)	—
Other income	1	—	2	—	3
Total other income (expense)	52	(20)	(125)	(61)	(154)

Net income (loss)	$46	$81	$(20)	$(61)	$46

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

Condensed Consolidating Statement of Operations
Six Months Ended June 30, 2018
(in millions)

	Parent Issuer	Guarantors	Non-Guarantor	Eliminations	Consolidated

Revenues
LNG revenues	$—	$—	$2,170	$—	$2,170
LNG revenues—affiliate	—	—	681	—	681
Regasification revenues	—	130	—	—	130
Regasification revenues—affiliate	—	130	—	(130)	—
Other revenues	—	19	—	—	19
Other revenues—affiliate	—	135	—	(135)	—
Total revenues	—	414	2,851	(265)	3,000

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	—	2	1,533	—	1,535
Cost of sales—affiliate	—	—	15	(15)	—
Operating and maintenance expense	—	31	162	—	193
Operating and maintenance expense—affiliate	—	74	210	(228)	56
Development expense	—	—	1	—	1
General and administrative expense	2	1	3	—	6
General and administrative expense—affiliate	6	11	24	(6)	35
Depreciation and amortization expense	1	37	173	—	211
Total operating costs and expenses	9	156	2,121	(249)	2,037

Income (loss) from operations	(9)	258	730	(16)	963

Other income (expense)
Interest expense, net of capitalized interest	(68)	(2)	(299)	—	(369)
Derivative gain, net	11	—	—	—	11
Equity earnings of subsidiaries	676	435	—	(1,111)	—
Other income	6	1	4	—	11
Total other income (expense)	625	434	(295)	(1,111)	(347)

Net income	$616	$692	$435	$(1,127)	$616

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

Condensed Consolidating Statement of Operations
Six Months Ended June 30, 2017
(in millions)

	Parent Issuer	Guarantors	Non-Guarantor	Eliminations	Consolidated

Revenues
LNG revenues	$—	$—	$995	$—	$995
LNG revenues—affiliate	—	—	753	—	753
Regasification revenues	—	130	—	—	130
Regasification revenues—affiliate	—	80	—	(80)	—
Other revenues	—	4	—	—	4
Other revenues—affiliate	—	111	—	(110)	1
Total revenues	—	325	1,748	(190)	1,883

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	—	2	1,088	—	1,090
Cost of sales—affiliate	—	—	10	(10)	—
Operating and maintenance expense	3	22	107	—	132
Operating and maintenance expense—affiliate	—	63	142	(166)	39
Development expense	—	—	1	—	1
General and administrative expense	2	1	2	—	5
General and administrative expense—affiliate	6	13	34	(8)	45
Depreciation and amortization expense	—	38	114	—	152
Total operating costs and expenses	11	139	1,498	(184)	1,464

Income (loss) from operations	(11)	186	250	(6)	419

Other income (expense)
Interest expense, net of capitalized interest	(52)	—	(232)	—	(284)
Loss on modification or extinguishment of debt	—	—	(42)	—	(42)
Derivative loss, net	(1)	—	(2)	—	(3)
Equity earnings (losses) of subsidiaries	156	(24)	—	(132)	—
Other income	1	—	2	—	3
Total other income (expense)	104	(24)	(274)	(132)	(326)

Net income (loss)	$93	$162	$(24)	$(138)	$93

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

Condensed Consolidating Statement of Cash Flows
Six Months Ended June 30, 2018
(in millions)

	Parent Issuer	Guarantors	Non-Guarantor	Eliminations	Consolidated
Cash flows provided by (used in) operating activities	$(7)	$266	$604	$(58)	$805

Cash flows from investing activities
Property, plant and equipment, net	—	(18)	(327)	—	(345)
Investments in subsidiaries	(112)	(25)	—	137	—
Distributions received from affiliates, net	277	—	—	(277)	—
Net cash provided by (used in) investing activities	165	(43)	(327)	(140)	(345)

Cash flows from financing activities
Debt issuance and deferred financing costs	(1)	—	—	—	(1)
Distributions to parent	—	(335)	—	335	—
Contributions from parent	—	112	25	(137)	—
Distributions to owners	(527)	—	—	—	(527)
Net cash provided by (used in) financing activities	(528)	(223)	25	198	(528)

Net increase (decrease) in cash, cash equivalents and restricted cash	(370)	—	302	—	(68)
Cash, cash equivalents and restricted cash—beginning of period	1,033	12	544	—	1,589
Cash, cash equivalents and restricted cash—end of period	$663	$12	$846	$—	$1,521

Balances per Condensed Consolidating Balance Sheet:

	June 30, 2018
	Parent Issuer	Guarantors	Non-Guarantor	Eliminations	Consolidated
Cash and cash equivalents	$—	$—	$—	$—	$—
Restricted cash	663	12	846	—	1,521
Total cash, cash equivalents and restricted cash	$663	$12	$846	$—	$1,521

CHENIERE ENERGY PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED
(unaudited)

Condensed Consolidating Statement of Cash Flows
Six Months Ended June 30, 2017
(in millions)

	Parent Issuer	Guarantors	Non-Guarantor	Eliminations	Consolidated
Cash flows provided by (used in) operating activities	$(55)	$163	$221	$(5)	$324

Cash flows from investing activities
Property, plant and equipment, net	—	(12)	(891)	5	(898)
Investments in subsidiaries	(170)	(7)	—	177	—
Distributions received from affiliates, net	319	—	—	(319)	—
Net cash provided by (used in) investing activities	149	(19)	(891)	(137)	(898)

Cash flows from financing activities
Proceeds from issuances of debt	—	—	2,314	—	2,314
Repayments of debt	—	—	(703)	—	(703)
Debt issuance and deferred financing costs	—	—	(29)	—	(29)
Distributions to parent	—	(319)	—	319	—
Contributions from parent	—	170	7	(177)	—
Distributions to owners	(50)	—	—	—	(50)
Net cash provided by (used in) financing activities	(50)	(149)	1,589	142	1,532

Net increase (decrease) in cash, cash equivalents and restricted cash	44	(5)	919	—	958
Cash, cash equivalents and restricted cash—beginning of period	234	13	358	—	605
Cash, cash equivalents and restricted cash—end of period	$278	$8	$1,277	$—	$1,563

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Information Regarding Forward-Looking Statements
This quarterly report contains certain statements that are, or may be deemed to be, “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein or incorporated herein by reference are “forward-looking statements.” Included among “forward-looking statements” are, among other things:

•	statements regarding our ability to pay distributions to our unitholders;

•	statements regarding our expected receipt of cash distributions from SPLNG, SPL or CTPL;

•
statements that we expect to commence or complete construction of our proposed LNG terminals, liquefaction facilities, pipeline facilities or other projects, or any expansions or portions thereof, by certain dates, or at all;

•
statements regarding future levels of domestic and international natural gas production, supply or consumption or future levels of LNG imports into or exports from North America and other countries worldwide or purchases of natural gas, regardless of the source of such information, or the transportation or other infrastructure or demand for and prices related to natural gas, LNG or other hydrocarbon products;

•	statements regarding any financing transactions or arrangements, or our ability to enter into such transactions;

•
statements relating to the construction of our Trains, including statements concerning the engagement of any EPC contractor or other contractor and the anticipated terms and provisions of any agreement with any such EPC or other contractor, and anticipated costs related thereto;

•
statements regarding any SPA or other agreement to be entered into or performed substantially in the future, including any revenues anticipated to be received and the anticipated timing thereof, and statements regarding the amounts of total LNG regasification, natural gas liquefaction or storage capacities that are, or may become, subject to contracts;

•	statements regarding our planned development and construction of additional Trains, including the financing of such Trains;

•	statements that our Trains, when completed, will have certain characteristics, including amounts of liquefaction capacities;

•
statements regarding our business strategy, our strengths, our business and operation plans or any other plans, forecasts, projections, or objectives, including anticipated revenues, capital expenditures, maintenance and operating costs and cash flows, any or all of which are subject to change;

•
statements regarding legislative, governmental, regulatory, administrative or other public body actions, approvals, requirements, permits, applications, filings, investigations, proceedings or decisions; and

•	any other statements that relate to non-historical or future information.
All of these types of statements, other than statements of historical or present facts or conditions, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. The forward-looking statements contained in this quarterly report are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe that such estimates are reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond our control. In addition, assumptions may prove to be inaccurate. We caution that the forward-looking statements contained in this quarterly report are not guarantees of future performance and that such statements may not be realized or the forward-looking statements or events may not occur. Actual results may differ materially from those anticipated or implied in forward-looking statements as a result of a variety of factors described in this quarterly report and in the other reports and other information that we file with the SEC, including those discussed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors. These forward-looking statements speak only as of the date made, and other than as required by law, we undertake no obligation to update or revise any forward-looking statement or provide reasons why actual results may differ, whether as a result of new information, future events or otherwise.

Introduction

The following discussion and analysis presents management’s view of our business, financial condition and overall performance and should be read in conjunction with our Consolidated Financial Statements and the accompanying notes. This information is intended to provide investors with an understanding of our past performance, current financial condition and outlook for the future. Our discussion and analysis includes the following subjects:

•	Overview of Business

•	Overview of Significant Events

•	Liquidity and Capital Resources

•	Results of Operations

•	Off-Balance Sheet Arrangements

•	Summary of Critical Accounting Estimates

•	Recent Accounting Standards

Overview of Business

We are a publicly traded Delaware limited partnership formed by Cheniere. Our vision is to provide clean, secure and affordable energy to the world, while responsibly delivering a reliable, competitive and integrated source of LNG, in a safe and rewarding work environment. The liquefaction of natural gas into LNG allows it to be shipped economically from areas of the world where natural gas is abundant and inexpensive to produce to other areas where natural gas demand and infrastructure exist to economically justify the use of LNG. Through our wholly owned subsidiary, SPL, we are developing, constructing and operating natural gas liquefaction facilities (the “Liquefaction Project”) at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. We plan to construct up to six Trains, which are in various stages of development, construction and operations. Trains 1 through 4 are operational, Train 5 is undergoing commissioning and Train 6 is being commercialized and has all necessary regulatory approvals in place. Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 4.5 mtpa of LNG and an adjusted nominal production capacity of approximately 4.3 to 4.6 mtpa of LNG. Through our wholly owned subsidiary, SPLNG, we own and operate regasification facilities at the Sabine Pass LNG terminal, which includes pre-existing infrastructure of five LNG storage tanks with aggregate capacity of approximately 16.9 Bcfe, two marine berths that can each accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d. The Sabine Pass LNG terminal has operational regasification facilities owned by SPLNG and a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines (the “Creole Trail Pipeline”) through CTPL.

Overview of Significant Events

Our significant accomplishments since January 1, 2018 and through the filing date of this Form 10-Q include the following:
Operational

•
As of July 31, 2018, approximately 150 cargoes have been produced, loaded and exported from the Liquefaction Project year to date. To date, more than 400 cumulative LNG cargoes have been exported from the Liquefaction Project, with deliveries to 28 countries and regions worldwide.

Financial

•	In June 2018, the date of first commercial delivery was reached under the 20-year SPA with BG Gulf Coast LNG, LLC (“BG”) relating to Train 3 of the Liquefaction Project.

•	In March 2018, the date of first commercial delivery was reached under the 20-year SPA with GAIL (India) Limited (“GAIL”) relating to Train 4 of the Liquefaction Project.

Liquidity and Capital Resources

The following table provides a summary of our liquidity position at June 30, 2018 and December 31, 2017 (in millions):

	June 30,	December 31,
	2018	2017
Cash and cash equivalents	$—	$—
Restricted cash designated for the following purposes:
Liquefaction Project	846	544
Cash held by us and our guarantor subsidiaries	675	1,045
Available commitments under the following credit facilities:
$1.2 billion SPL Working Capital Facility (“SPL Working Capital Facility”)	517	470
CQP Credit Facilities (“CQP Credit Facilities”)	220	220

For additional information regarding our debt agreements, see Note 10—Debt of our Notes to Consolidated Financial Statements in this quarterly report and Note 11—Debt of our Notes to Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2017.

2025 CQP Senior Notes

In September 2017, we issued an aggregate principal amount of $1.5 billion of 5.250% Senior Notes due 2025 (“the 2025 CQP Senior Notes”), which are jointly and severally guaranteed by each of our subsidiaries other than SPL and, subject to certain conditions governing the release of its guarantee, Sabine Pass LP (collectively, the “CQP Guarantors”). Net proceeds of the offering of approximately $1.5 billion, after deducting the initial purchasers’ commissions and estimated fees and expenses, were used to prepay a portion of the outstanding indebtedness under the CQP Credit Facilities.

The 2025 CQP Senior Notes are governed by an indenture (the “CQP Indenture”), which contains customary terms and events of default and certain covenants that, among other things, limit our ability and the ability of the CQP Guarantors to incur liens and sell assets, enter into transactions with affiliates, enter into sale-leaseback transactions and consolidate, merge or sell, lease or otherwise dispose of all or substantially all of the applicable entity’s properties or assets.

At any time prior to October 1, 2020, we may redeem all or a part of the 2025 CQP Senior Notes at a redemption price equal to 100% of the aggregate principal amount of the 2025 CQP Senior Notes redeemed, plus the “applicable premium” set forth in the CQP Indenture, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to October 1, 2020, we may redeem up to 35% of the aggregate principal amount of the 2025 CQP Senior Notes with an amount of cash not greater than the net cash proceeds from certain equity offerings at a redemption price equal to 105.250% of the aggregate principal amount of the 2025 CQP Senior Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption. We also may at any time on or after October 1, 2020 through the maturity date of October 1, 2025, redeem the 2025 CQP Senior Notes, in whole or in part, at the redemption prices set forth in the CQP Indenture.

The 2025 CQP Senior Notes are our senior obligations, ranking equally in right of payment with our other existing and future unsubordinated debt and senior to any of our future subordinated debt. The 2025 CQP Senior Notes are secured alongside the CQP Credit Facilities on a first-priority basis (subject to permitted encumbrances) with liens on (1) substantially all the existing and future tangible and intangible assets and our rights and the rights of the CQP Guarantors and equity interests in the CQP Guarantors (except, in each case, for certain excluded properties set forth in the CQP Credit Facilities) and (2) substantially all of the real property of SPLNG (except for excluded properties referenced in the CQP Credit Facilities). The liens securing the 2025 CQP Senior Notes would be released if (1) the aggregate principal amount of all indebtedness then outstanding under the term loans under the CQP Credit Facilities secured by such liens does not exceed $1.0 billion and (2) the aggregate amount of our secured indebtedness and the secured indebtedness of the CQP Guarantors (other than the 2025 CQP Senior Notes or any other series of notes issued under the CQP Indenture) outstanding at any one time, together with all Attributable Indebtedness (as defined in the CQP Indenture) from sale-leaseback transactions (subject to certain exceptions), does not exceed the greater of (1) $1.5 billion and (2) 10% of net tangible assets. Upon the release of the liens securing the 2025 CQP Senior Notes, the limitation on liens covenant under the CQP Indenture will continue to govern the incurrence of liens by us and the CQP Guarantors.

CQP Credit Facilities

In February 2016, we entered into the CQP Credit Facilities. The CQP Credit Facilities consist of: (1) a $450 million CTPL tranche term loan that was used to prepay the $400 million term loan facility (the “CTPL Term Loan”) in February 2016, (2) an approximately $2.1 billion SPLNG tranche term loan that was used to repay and redeem in November 2016 the approximately

$2.1 billion of the senior notes previously issued by SPLNG, (3) a $125 million facility that may be used to satisfy a six-month debt service reserve requirement and (4) a $115 million revolving credit facility that may be used for general business purposes. In September 2017, we issued the 2025 CQP Senior Notes and the net proceeds were used to prepay $1.5 billion of the outstanding indebtedness under the CQP Credit Facilities. As of both June 30, 2018 and December 31, 2017, we had $220 million of available commitments, $20 million aggregate amount of issued letters of credit and $1.1 billion of loans outstanding under the CQP Credit Facilities.

The CQP Credit Facilities mature on February 25, 2020, with principal payments due quarterly commencing on March 31, 2019. The outstanding balance may be repaid, in whole or in part, at any time without premium or penalty, except for interest hedging and interest rate breakage costs. The CQP Credit Facilities contain conditions precedent for extensions of credit, as well as customary affirmative and negative covenants and limit our ability to make restricted payments, including distributions, to once per fiscal quarter as long as certain conditions are satisfied. Under the CQP Credit Facilities, we are required to hedge not less than 50% of the variable interest rate exposure on its projected aggregate outstanding balance, maintain a minimum debt service coverage ratio of at least 1.15x at the end of each fiscal quarter beginning March 31, 2019 and have a projected debt service coverage ratio of 1.55x in order to incur additional indebtedness to refinance a portion of the existing obligations.

The CQP Credit Facilities are unconditionally guaranteed by each of our subsidiaries other than (1) SPL and (2) certain of our subsidiaries owning other development projects, as well as certain other specified subsidiaries and members of the foregoing entities.

Sabine Pass LNG Terminal

Liquefaction Facilities

We are developing, constructing and operating the Liquefaction Project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. We have received authorization from the FERC to site, construct and operate Trains 1 through 6. We have achieved substantial completion of Trains 1, 2, 3 and 4 of the Liquefaction Project and commenced operating activities in May 2016, September 2016, March 2017 and October 2017, respectively. The following table summarizes the status of Train 5 of the Liquefaction Project as of June 30, 2018:

Train 5
Overall project completion percentage	95.1%
Completion percentage of:
Engineering	100%
Procurement	100%
Subcontract work	81.1%
Construction	91.4%
Date of expected substantial completion	1H 2019

The following orders have been issued by the DOE authorizing the export of domestically produced LNG by vessel from the Sabine Pass LNG terminal:

•
Trains 1 through 4—FTA countries for a 30-year term, which commenced on May 15, 2016, and non-FTA countries for a 20-year term, which commenced on June 3, 2016, in an amount up to a combined total of the equivalent of 16 mtpa (approximately 803 Bcf/yr of natural gas).

•
Trains 1 through 4—FTA countries for a 25-year term and non-FTA countries for a 20-year term in an amount up to a combined total of the equivalent of approximately 203 Bcf/yr of natural gas (approximately 4 mtpa).

•	Trains 5 and 6—FTA countries and non-FTA countries for a 20-year term, in an amount up to a combined total of 503.3 Bcf/yr of natural gas (approximately 10 mtpa).

In each case, the terms of these authorizations begin on the earlier of the date of first export thereunder or the date specified in the particular order, which ranges from five to 10 years from the date the order was issued. In addition, SPL received an order providing for a three-year makeup period with respect to each of the non-FTA orders for LNG volumes SPL was authorized but unable to export during any portion of the initial 20-year export period of such order.

In January 2018, the DOE issued orders authorizing SPL to export domestically produced LNG by vessel from the Sabine Pass LNG terminal to FTA countries and non-FTA countries over a two-year period commencing January 2018, in an aggregate amount up to the equivalent of 600 Bcf of natural gas (however, exports under this order, when combined with exports under the orders above, may not exceed 1,509 Bcf/yr).

Customers

SPL has entered into six fixed price SPAs with terms of at least 20 years (plus extension rights) with third parties to make available an aggregate amount of LNG that is between approximately 80% to 95% of the expected aggregate adjusted nominal production capacity of Trains 1 through 5. Under these SPAs, the customers will purchase LNG from SPL for a price consisting of a fixed fee per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee per MMBtu of LNG equal to approximately 115% of Henry Hub. In certain circumstances, the customers may elect to cancel or suspend deliveries of LNG cargoes, in which case the customers would still be required to pay the fixed fee with respect to the contracted volumes that are not delivered as a result of such cancellation or suspension. We refer to the fee component that is applicable regardless of a cancellation or suspension of LNG cargo deliveries under the SPAs as the fixed fee component of the price under SPL’s SPAs. We refer to the fee component that is applicable only in connection with LNG cargo deliveries as the variable fee component of the price under SPL’s SPAs. The variable fees under SPL’s SPAs were sized at the time of entry into each SPA with the intent to cover the costs of gas purchases and transportation related to, and operating and maintenance costs to produce, the LNG to be sold under each such SPA. The SPAs and contracted volumes to be made available under the SPAs are not tied to a specific Train; however, the term of each SPA generally commences upon the date of first commercial delivery of a specified Train except for the SPA with BG related to Trains 3 and 4, which commence approximately one year after the date of first commercial delivery for the respective Train.

In aggregate, the annual fixed fee portion to be paid by the third-party SPA customers is approximately $2.2 billion for Trains 1 through 3 and the SPA with GAIL for Train 4, increasing to $2.3 billion upon the date of first commercial delivery under the SPA with BG for Train 4 and to $2.9 billion upon the date of first commercial delivery of Train 5, with the applicable fixed fees starting from the date of first commercial delivery from the applicable Train, as specified in each SPA.

In addition, Cheniere Marketing has entered into an SPA with SPL to purchase, at Cheniere Marketing’s option, any LNG produced by SPL in excess of that required for other customers.

Natural Gas Transportation, Storage and Supply

To ensure SPL is able to transport adequate natural gas feedstock to the Sabine Pass LNG terminal, it has entered into transportation precedent and other agreements to secure firm pipeline transportation capacity with CTPL and third-party pipeline companies. SPL has entered into firm storage services agreements with third parties to assist in managing volatility in natural gas needs for the Liquefaction Project. SPL has also entered into enabling agreements and long-term natural gas supply contracts with third parties in order to secure natural gas feedstock for the Liquefaction Project. As of June 30, 2018, SPL has secured up to approximately 2,163 TBtu of natural gas feedstock through long-term and short-term natural gas supply contracts.

Construction

SPL entered into lump sum turnkey contracts with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) for the engineering, procurement and construction of Trains 1 through 5 of the Liquefaction Project, under which Bechtel charges a lump sum for all work performed and generally bears project cost risk unless certain specified events occur, in which case Bechtel may cause SPL to enter into a change order, or SPL agrees with Bechtel to a change order.

The total contract price of the EPC contract for Train 5 of the Liquefaction Project is approximately $3.1 billion reflecting amounts incurred under change orders through June 30, 2018. Total expected capital costs for Trains 1 through 5 are estimated to be between $12.5 billion and $13.5 billion before financing costs and between $17.5 billion and $18.5 billion after financing costs, including, in each case, estimated owner’s costs and contingencies.

Final Investment Decision on Train 6

We will contemplate making a final investment decision to commence construction of Train 6 of the Liquefaction Project based upon, among other things, entering into an EPC contract, entering into acceptable commercial arrangements and obtaining adequate financing to construct Train 6.

Regasification Facilities

The Sabine Pass LNG terminal has operational regasification capacity of approximately 4.0 Bcf/d and aggregate LNG storage capacity of approximately 16.9 Bcfe. Approximately 2.0 Bcf/d of the regasification capacity at the Sabine Pass LNG terminal has been reserved under two long-term third-party TUAs, under which SPLNG’s customers are required to pay fixed monthly fees, whether or not they use the LNG terminal.  Each of Total Gas & Power North America, Inc. (“Total”) and Chevron U.S.A. Inc. (“Chevron”) has reserved approximately 1.0 Bcf/d of regasification capacity and is obligated to make monthly capacity payments to SPLNG aggregating approximately $125 million annually for 20 years that commenced in 2009. Total S.A. has guaranteed Total’s obligations under its TUA up to $2.5 billion, subject to certain exceptions, and Chevron Corporation has guaranteed Chevron’s obligations under its TUA up to 80% of the fees payable by Chevron.

The remaining approximately 2.0 Bcf/d of capacity has been reserved under a TUA by SPL. SPL is obligated to make monthly capacity payments to SPLNG aggregating approximately $250 million annually, continuing until at least May 2036. SPL entered into a partial TUA assignment agreement with Total, whereby upon substantial completion of Train 3 of the Liquefaction Project, SPL gained access to a portion of Total’s capacity and other services provided under Total’s TUA with SPLNG.  This agreement provides SPL with additional berthing and storage capacity at the Sabine Pass LNG terminal that may be used to provide increased flexibility in managing LNG cargo loading and unloading activity, permit SPL to more flexibly manage its LNG storage capacity and accommodate the development of Trains 5 and 6. Notwithstanding any arrangements between Total and SPL, payments required to be made by Total to SPLNG will continue to be made by Total to SPLNG in accordance with its TUA. During the three months ended June 30, 2018 and 2017, SPL recorded $7 million and $8 million, respectively, and during the six months ended June 30, 2018 and 2017, SPL recorded $15 million and $8 million, respectively, as operating and maintenance expense under this partial TUA assignment agreement.

Under each of these TUAs, SPLNG is entitled to retain 2% of the LNG delivered to the Sabine Pass LNG terminal.

Capital Resources

We currently expect that SPL’s capital resources requirements with respect to Trains 1 through 5 of the Liquefaction Project will be financed through project debt and borrowings and cash flows under the SPAs. We believe that with the net proceeds of borrowings, available commitments under the SPL Working Capital Facility and cash flows from operations, we will have adequate financial resources available to complete Train 5 of the Liquefaction Project and to meet our currently anticipated capital, operating and debt service requirements. SPL began generating cash flows from operations from the Liquefaction Project in May 2016, when Train 1 achieved substantial completion and initiated operating activities. Trains 2, 3 and 4 subsequently achieved substantial completion in September 2016, March 2017 and October 2017, respectively. We realized offsets to LNG terminal costs of $39 million and $163 million in the three and six months ended June 30, 2017, respectively, that were related to the sale of commissioning cargoes because these amounts were earned or loaded prior to the start of commercial operations, during the testing phase for the construction of those Trains of the Liquefaction Project. We did not realize any offsets to LNG terminal costs in the three and six months ended June 30, 2018. Additionally, SPLNG generates cash flows from the TUAs, as discussed above.

The following table provides a summary of our capital resources from borrowings and available commitments for the Sabine Pass LNG Terminal, excluding equity contributions to our subsidiaries and cash flows from operations (as described in Sources and Uses of Cash), at June 30, 2018 and December 31, 2017 (in millions):

	June 30,	December 31,
	2018	2017
Senior notes (1)	$15,150	$15,150
Credit facilities outstanding balance (2)	1,090	1,090
Letters of credit issued (3)	683	730
Available commitments under credit facilities (3)	517	470
Total capital resources from borrowings and available commitments	$17,440	$17,440

(1)
Includes SPL’s 5.625% Senior Secured Notes due 2021, 6.25% Senior Secured Notes due 2022, 5.625% Senior Secured Notes due 2023, 5.75% Senior Secured Notes due 2024, 5.625% Senior Secured Notes due 2025, 5.875% Senior Secured Notes due 2026 (the “2026 SPL Senior Notes”), 5.00% Senior Secured Notes due 2027 (the “2027 SPL Senior Notes”), 4.200% Senior Secured Notes due 2028 (the “2028 SPL Senior Notes”) and 5.00% Senior Secured Notes due 2037 (the “2037 SPL Senior Notes”) (collectively, the “SPL Senior Notes”) and our 2025 CQP Senior Notes.

(2)	Includes outstanding balance under the SPL Working Capital Facility and CTPL and SPLNG tranche term loans outstanding under the CQP Credit Facilities.

(3)
Consists of SPL Working Capital Facility. Does not include the letters of credit issued or available commitments under the CQP Credit Facilities, which are not specifically for the Liquefaction Project.

For additional information regarding our debt agreements related to the Sabine Pass LNG Terminal, see Note 10—Debt of our Notes to Consolidated Financial Statements in this quarterly report and Note 11—Debt of our Notes to Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2017.

SPL Senior Notes

The SPL Senior Notes are secured on a pari passu first-priority basis by a security interest in all of the membership interests in SPL and substantially all of SPL’s assets.

At any time prior to three months before the respective dates of maturity for each series of the SPL Senior Notes (except for the 2026 SPL Senior Notes, 2027 SPL Senior Notes, 2028 SPL Senior Notes and 2037 SPL Senior Notes, in which case the time period is six months before the respective dates of maturity), SPL may redeem all or part of such series of the SPL Senior Notes at a redemption price equal to the “make-whole” price (except for the 2037 SPL Senior Notes, in which case the redemption price is equal to the “optional redemption” price) set forth in the respective indentures governing the SPL Senior Notes, plus accrued and unpaid interest, if any, to the date of redemption. SPL may also, at any time within three months of the respective maturity dates for each series of the SPL Senior Notes (except for the 2026 SPL Senior Notes, 2027 SPL Senior Notes, 2028 SPL Senior Notes and 2037 SPL Senior Notes, in which case the time period is within six months of the respective dates of maturity), redeem all or part of such series of the SPL Senior Notes at a redemption price equal to 100% of the principal amount of such series of the SPL Senior Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Both the indenture governing the 2037 SPL Senior Notes (the “2037 SPL Senior Notes Indenture”) and the common indenture governing the remainder of the SPL Senior Notes (the “SPL Indenture”) include restrictive covenants. SPL may incur additional indebtedness in the future, including by issuing additional notes, and such indebtedness could be at higher interest rates and have different maturity dates and more restrictive covenants than the current outstanding indebtedness of SPL, including the SPL Senior Notes and the SPL Working Capital Facility. Under the 2037 SPL Senior Notes Indenture and the SPL Indenture, SPL may not make any distributions until, among other requirements, deposits are made into debt service reserve accounts as required and a debt service coverage ratio test of 1.25:1.00 is satisfied. Semi-annual principal payments for the 2037 SPL Senior Notes are due on March 15 and September 15 of each year beginning September 15, 2025.

SPL Working Capital Facility

In September 2015, SPL entered into the SPL Working Capital Facility, which is intended to be used for loans to SPL (“Working Capital Loans”), the issuance of letters of credit on behalf of SPL, as well as for swing line loans to SPL (“Swing Line Loans”), primarily for certain working capital requirements related to developing and placing into operation the Liquefaction Project. SPL may, from time to time, request increases in the commitments under the SPL Working Capital Facility of up to $760 million and, upon the completion of the debt financing of Train 6 of the Liquefaction Project, request an incremental increase in commitments of up to an additional $390 million. As of June 30, 2018 and December 31, 2017, SPL had $517 million and $470 million of available commitments and $683 million and $730 million aggregate amount of issued letters of credit under the SPL Working Capital Facility, respectively. As of both June 30, 2018 and December 31, 2017, SPL had no loans outstanding under the SPL Working Capital Facility.

The SPL Working Capital Facility matures on December 31, 2020, and the outstanding balance may be repaid, in whole or in part, at any time without premium or penalty upon three business days’ notice. Loans deemed made in connection with a draw upon a letter of credit have a term of up to one year. Swing Line Loans terminate upon the earliest of (1) the maturity date or earlier termination of the SPL Working Capital Facility, (2) the date 15 days after such Swing Line Loan is made and (3) the first borrowing date for a Working Capital Loan or Swing Line Loan occurring at least three business days following the date the Swing Line Loan is made. SPL is required to reduce the aggregate outstanding principal amount of all Working Capital Loans to zero for a period of five consecutive business days at least once each year.

The SPL Working Capital Facility contains conditions precedent for extensions of credit, as well as customary affirmative and negative covenants. The obligations of SPL under the SPL Working Capital Facility are secured by substantially all of the assets of SPL as well as all of the membership interests in SPL on a pari passu basis with the SPL Senior Notes.

Restrictive Debt Covenants

As of June 30, 2018, we and SPL were in compliance with all covenants related to our respective debt agreements.

Sources and Uses of Cash

The following table summarizes the sources and uses of our cash, cash equivalents and restricted cash for the six months ended June 30, 2018 and 2017 (in millions). The table presents capital expenditures on a cash basis; therefore, these amounts differ from the amounts of capital expenditures, including accruals, which are referred to elsewhere in this report. Additional discussion of these items follows the table.

	Six Months Ended June 30,
	2018	2017
Operating cash flows	$805	$324
Investing cash flows	(345)	(898)
Financing cash flows	(528)	1,532

Net increase (decrease) in cash, cash equivalents and restricted cash	(68)	958
Cash, cash equivalents and restricted cash—beginning of period	1,589	605
Cash, cash equivalents and restricted cash—end of period	$1,521	$1,563

Operating Cash Flows

Our operating cash inflows during the six months ended June 30, 2018 and 2017 were $805 million and $324 million, respectively. The $481 million increase in operating cash inflows in 2018 compared to 2017 was primarily related to increased cash receipts from the sale of LNG cargoes, partially offset by increased operating costs and expenses as a result of the of additional Trains that were operating at the Liquefaction Project in 2018. During the six months ended June 30, 2018, Trains 1 through 4 were operational, whereas during the six months ended June 30, 2017, Trains 1 and 2 were operational for six months and Train 3 was operational for approximately three months.

Investing Cash Flows

Investing cash outflows during the six months ended June 30, 2018 and 2017 were $345 million and $898 million, respectively, and were primarily used to fund the construction costs for the Liquefaction Project. These costs are capitalized as construction-in-process until achievement of substantial completion.

Financing Cash Flows

Financing cash outflows during the six months ended June 30, 2018 were primarily a result of $527 million in distributions to unitholders. Financing cash inflows during the six months ended June 30, 2017 were $1.5 billion, primarily as a result of:

•	issuances of SPL’s senior notes for an aggregate principal amount of $2.15 billion;

•	$55 million of borrowings and $369 million of repayments made under the credit facilities SPL entered into in June 2015;

•	$110 million of borrowings and $334 million of repayments made under the SPL Working Capital Facility;

•	$29 million of debt issuance costs related to up-front fees paid upon the closing of these transactions; and

•	$50 million of distributions to unitholders.

Cash Distributions to Unitholders

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash (as defined in our partnership agreement). Our available cash is our cash on hand at the end of a quarter less the amount of any reserves established by our general partner. All distributions paid to date have been made from accumulated operating surplus. The following provides a summary of distributions paid by us during the six months ended June 30, 2018 and 2017:

				Total Distribution (in millions)
Date Paid	Period Covered by Distribution	Distribution Per Common Unit	Distribution Per Subordinated Unit	Common Units	Subordinated Units	General Partner Units	Incentive Distribution Rights
May 15, 2018	January 1 - March 31, 2018	$0.55	$0.55	$192	$74	$5	$6
February 14, 2018	October 1 - December 31, 2017	0.50	0.50	174	68	5	1

May 15, 2017	January 1 - March 31, 2017	0.425	—	24	—	0.5	—
February 13, 2017	October 1 - December 31, 2016	0.425	—	24	—	0.5	—

On July 27, 2018, we declared a $0.56 distribution per common unit and subordinated unit and the related distribution to our general partner and incentive distribution right holders to be paid on August 14, 2018 to unitholders of record as of August 6, 2018 for the period from April 1, 2018 to June 30, 2018.

The subordinated units will receive distributions only to the extent we have available cash above the initial quarterly distributions requirement for our common unitholders and general partner along with certain reserves. Such available cash could be generated through new business development or fees received from Cheniere Marketing under an amended and restated variable capacity rights agreement pursuant to which Cheniere Marketing is obligated to pay Cheniere Investments 80% of the expected gross margin of each cargo of LNG that Cheniere Marketing arranges for delivery to the Sabine Pass LNG terminal. The ending of the subordination period and conversion of the subordinated units into common units will depend upon future business development.

Results of Operations

Our consolidated net income was $281 million, or $0.55 income per common unit (basic and diluted), in the three months ended June 30, 2018, compared to a net income of $46 million, or $3.71 loss per common unit (basic and diluted), in the three months ended June 30, 2017. This $235 million increase in net income in 2018 was primarily a result of increased income from operations due to additional Trains operating between the periods, which was partially offset by increased interest expense, net of amounts capitalized.

Our consolidated net income was $616 million, or $1.22 income per common unit (basic and diluted), in the six months ended June 30, 2018, compared to a net income of $93 million, or $4.50 loss per common unit (basic and diluted), in the six months ended June 30, 2017. This $523 million increase in net income in 2018 was primarily a result of increased income from operations due to additional Trains operating between the periods and decreased loss on modification or extinguishment of debt, which were partially offset by increased interest expense, net of amounts capitalized.

Revenues

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except volumes)	2018	2017	Change	2018	2017	Change
LNG revenues	$1,155	$503	$652	$2,170	$995	$1,175
LNG revenues—affiliate	178	422	(244)	681	753	(72)
Regasification revenues	65	65	—	130	130	—
Other revenues	9	2	7	19	4	15
Other revenues—affiliate	—	—	—	—	1	(1)
Total revenues	$1,407	$992	$415	$3,000	$1,883	$1,117

LNG volumes recognized as revenues (in TBtu)	222	167	55	463	295	168

We begin recognizing LNG revenues from the Liquefaction Project following the substantial completion and the commencement of operating activities of the respective Trains. During the six months ended June 30, 2018, Trains 1 through 4 were operational, whereas during the six months ended June 30, 2017, Trains 1 and 2 were operational for six months and Train 3 was operational for approximately three months. The increase in revenues for the three and six months ended June 30, 2018 from the comparable periods in 2017 was primarily attributable to the increased volume of LNG sold following the achievement of substantial completion of these Trains. We expect our LNG revenues to increase in the future upon Train 5 becoming operational.

Prior to substantial completion of a Train, amounts received from the sale of commissioning cargoes from that Train are offset against LNG terminal construction-in-process because these amounts are earned or loaded during the testing phase for the construction of that Train. We realized offsets to LNG terminal costs of $39 million corresponding to 8 TBtu of LNG in the three months ended June 30, 2017 and $163 million corresponding to 26 TBtu of LNG in the six months ended June 30, 2017 that was related to the sale of commissioning cargoes. There were no commissioning cargoes sold that were realized as offsets to LNG terminal costs in the three and six months ended June 30, 2018.

Operating costs and expenses

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions)	2018	2017	Change	2018	2017	Change
Cost of sales	$698	$577	$121	$1,535	$1,090	$445
Operating and maintenance expense	98	82	16	193	132	61
Operating and maintenance expense—affiliate	30	21	9	56	39	17
Development expense	1	1	—	1	1	—
General and administrative expense	2	2	—	6	5	1
General and administrative expense—affiliate	17	23	(6)	35	45	(10)
Depreciation and amortization expense	106	86	20	211	152	59
Total operating costs and expenses	$952	$792	$160	$2,037	$1,464	$573

Our total operating costs and expenses increased during the three and six months ended June 30, 2018 from the three and six months ended June 30, 2017, primarily as a result of additional Trains that were operating between the periods. There were four Trains operating during the six months ended June 30, 2018, whereas two Trains were operating for six months and a third Train was operating for approximately three months during the comparable periods in 2017.

Cost of sales increased during the three and six months ended June 30, 2018 from the comparable periods in 2017, primarily as a result of the increase in operating Trains during 2018. Cost of sales includes costs incurred directly for the production and delivery of LNG from the Liquefaction Project, to the extent those costs are not utilized for the commissioning process. The increase during the three and six months ended June 30, 2018 from the comparable periods in 2017 was primarily related to the increase in the volume of natural gas feedstock, partially offset by lower prices of natural gas feedstock between the periods. Cost of sales also includes gains and losses from derivatives associated with economic hedges to secure natural gas feedstock for the Liquefaction Project, variable transportation and storage costs and other costs to convert natural gas into LNG.

Operating and maintenance expense (including affiliates) increased during the three and six months ended June 30, 2018 from the comparable periods in 2017, as a result of the increase in operating Trains during 2018. Operating and maintenance expense primarily includes costs associated with operating and maintaining the Liquefaction Project. The increase during the three and six months ended June 30, 2018 from the comparable periods in 2017 was primarily related to natural gas transportation and storage capacity demand charges, third-party service and maintenance contract costs, payroll and benefit costs of operations personnel and TUA reservation charges from payments made under the partial TUA assignment agreement with Total. Operating and maintenance expense (including affiliates) also includes insurance and regulatory costs and other operating costs.

Depreciation and amortization expense increased during the three and six months ended June 30, 2018 from the three and six months ended June 30, 2017 as a result of an increased number of operational Trains, as the assets related to the Trains of the Liquefaction Project began depreciating upon reaching substantial completion.

We expect our operating costs and expenses to generally increase in the future upon Train 5 achieving substantial completion, although certain costs will not proportionally increase with the number of operational Trains as cost efficiencies will be realized.

Other expense (income)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions)	2018	2017	Change	2018	2017	Change
Interest expense, net of capitalized interest	$184	$154	$30	$369	$284	$85
Loss on modification or extinguishment of debt	—	—	—	—	42	(42)
Derivative loss (gain), net	(3)	3	(6)	(11)	3	(14)
Other income	(7)	(3)	(4)	(11)	(3)	(8)
Total other expense	$174	$154	$20	$347	$326	$21

Interest expense, net of capitalized interest, increased during the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017, primarily as a result of a decrease in the portion of total interest costs that could be capitalized as additional Trains of the Liquefaction Project completed construction between the periods. For the three months ended June 30, 2018 and 2017, we incurred $234 million and $224 million of total interest cost, respectively, of which we capitalized $50 million and $70 million, respectively, which was directly related to the construction of the Liquefaction Project. For the six months ended June 30, 2018 and 2017, we incurred $466 million and $435 million of total interest cost, respectively, of which we capitalized $97 million and $151 million, respectively, which was directly related to the construction of the Liquefaction Project.

Loss on modification or extinguishment of debt decreased during the six months ended June 30, 2018, as compared to the six months ended June 30, 2017. Loss on modification or extinguishment of debt recognized in 2017 was attributable to the $42 million write-off of debt issuance costs in March upon termination of the remaining available balance of $1.6 billion under SPL’s previous credit facilities in connection with the issuance of the 2028 Senior Notes and the 2037 Senior Notes.

Derivative gain, net increased during the three and six months ended June 30, 2018 compared to the three and six months ended June 30, 2017, primarily due to a favorable shift in the long-term forward LIBOR curve between the periods. During the six months ended June 30, 2017, the gain attributable to a relative increase in the long-term forward LIBOR curve during the period was partially offset by the $7 million loss in March recognized upon the termination of interest rate swaps associated with approximately $1.6 billion of commitments that were terminated under SPL’s previous credit facilities.

Off-Balance Sheet Arrangements

As of June 30, 2018, we had no transactions that met the definition of off-balance sheet arrangements that may have a current or future material effect on our consolidated financial position or operating results.

Summary of Critical Accounting Estimates

The preparation of our Consolidated Financial Statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and the accompanying notes. There have been no significant changes to our critical accounting estimates from those disclosed in our annual report on Form 10-K for the year ended December 31, 2017.

Recent Accounting Standards

For descriptions of recently issued accounting standards, see Note 16—Recent Accounting Standards of our Notes to Consolidated Financial Statements.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Marketing and Trading Commodity Price Risk

We have entered into commodity derivatives consisting of natural gas supply contracts for the commissioning and operation of the Liquefaction Project (“Liquefaction Supply Derivatives”). In order to test the sensitivity of the fair value of the Liquefaction Supply Derivatives to changes in underlying commodity prices, management modeled a 10% change in the commodity price for natural gas for each delivery location as follows (in millions):

	June 30, 2018		December 31, 2017
	Fair Value	Change in Fair Value	Fair Value	Change in Fair Value
Liquefaction Supply Derivatives	$9	$1	$55	$5

Interest Rate Risk

We have entered into interest rate swaps to hedge the exposure to volatility in a portion of the floating-rate interest payments under the CQP Credit Facilities (“CQP Interest Rate Derivatives”). In order to test the sensitivity of the fair value of the CQP Interest Rate Derivatives to changes in interest rates, management modeled a 10% change in the forward 1-month LIBOR curve across the remaining terms of the CQP Interest Rate Derivatives as follows (in millions):

	June 30, 2018		December 31, 2017
	Fair Value	Change in Fair Value	Fair Value	Change in Fair Value
CQP Interest Rate Derivatives	$29	$5	$21	$5

See Note 7—Derivative Instruments for additional details about our derivative instruments.

ITEM 4.     CONTROLS AND PROCEDURES

We maintain a set of disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. As of the end of the period covered by this report, we evaluated, under the supervision and with the participation of our general partner’s management, including our general partner’s Chief Executive Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures pursuant to Rule 13a-15 of the Exchange Act. Based on that evaluation, our general partner’s Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective.

During the most recent fiscal quarter, there have been no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II.    OTHER INFORMATION

ITEM 1.    LEGAL PROCEEDINGS

We may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. Other than as discussed below, there have been no material changes to the legal proceedings disclosed in our annual report on Form 10-K for the year ended December 31, 2017.

In February 2018, the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) issued a Corrective Action Order (the “CAO”) to SPL in connection with a minor LNG leak from one tank and minor vapor release from a second tank at the Sabine Pass LNG terminal.  These two tanks have been taken out of operational service while we conduct analysis, repair and remediation. On April 20, 2018, SPL and PHMSA executed a Consent Agreement and Order (the “Consent Order”) that replaces and supersedes the CAO.  We continue to work with PHMSA and other appropriate regulatory authorities to address the matters identified in the Consent Order. We do not expect that the Consent Order and related analysis, repair and remediation will have a material adverse impact on our financial results or operations.

ITEM 1A.	RISK FACTORS

There have been no material changes from the risk factors disclosed in our annual report on Form 10-K for the year ended December 31, 2017.

ITEM 6.	EXHIBITS

Exhibit No.	Description
10.1
Second Amendment and Consent, dated as of May 23, 2018, amending and modifying the Credit and Guaranty Agreement, dated as of February 25, 2016 by and among the Partnership, MUFG Bank, Ltd., as Administrative Agent, the Lenders party thereto from time to time and each other Person party thereto from time to time (Incorporated by reference to Exhibit 10.2 to the Partnership’s Registration Statement on Form S-4 (SEC File No. 333-225684) filed on June 15, 2018)

10.2
Third Omnibus Amendment, dated as of May 23, 2018 to (a) the Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015, by and among SPL, Société Générale, as the Common Security Trustee and as the Intercreditor Agent, The Bank of Nova Scotia, and each other party thereto from time to time and (b) the Amended and Restated Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of September 4, 2015, by and among SPL, Société Générale as the Swing Line Lender and as the Common Security Trustee, The Bank of Nova Scotia as the Senior Issuing Bank and Senior Facility Agent and the other agents and lenders from time to time party thereto. (Incorporated by reference to Exhibit 10.3 to the Partnership’s Registration Statement on Form S-4 (SEC File No. 333-225684) filed on June 15, 2018)

10.3
Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Liquefaction Facility, dated as of May 4, 2015, between SPL and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00029 Existing Jetty Structural Steel Analysis – Tanks 104 & 105, dated March 28, 2018, (ii) the Change Order CO-00030 Train 5 JT Valve PV-16002 Internals Modification, Eaton Switchgear Bus Repairs & Inspection Isometrics, dated April 18, 2018, (iii) the Change Order CO-00031 Blind and Spacer Set for Feed Gas Header, dated April 18, 2018, and (iv) the Change Order CO-00032 Additional GTG Testing, dated April 18, 2018 (Incorporated by reference to Exhibit 10.1 to CQP’s Registration Statement on S-4 (SEC File No. 333-225684), filed on June 15, 2018)

10.4*
Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Liquefaction Facility, dated as of May 4, 2015, between SPL and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00033 System Inspection Isometrics, dated May 24, 2018, (ii) the Change Order CO-00034 Site Evacuation, dated May 31, 2018, (iii) the Change Order CO-00035 Stage 3 - Existing & Stages 1 and 2 Liquefaction Facility Labor Provisional Sum True-Up, dated June 7, 2018, and (iv) the Change Order CO-00036 General Electric, Instrument and Valve Spares, dated June 7, 2018

31.1*	Certification by Chief Executive Officer required by Rule 13a-14(a) and 15d-14(a) under the Exchange Act
31.2*	Certification by Chief Financial Officer required by Rule 13a-14(a) and 15d-14(a) under the Exchange Act
32.1**	Certification by Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2**	Certification by Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHENIERE ENERGY PARTNERS, L.P.
		By:	Cheniere Energy Partners GP, LLC,
its general partner

Date:	August 8, 2018	By:	/s/ Michael J. Wortley
Michael J. Wortley
Executive Vice President and Chief Financial Officer
(on behalf of the registrant and as principal financial officer)

Date:	August 8, 2018	By:	/s/ Leonard E. Travis
Leonard E. Travis
Vice President and Chief Accounting Officer
(on behalf of the registrant and as principal accounting officer)